UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ACE Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVITATION AND PROXY STATEMENT

FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 3, 2014

Zurich, Switzerland

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited will be held at 2:45 p.m. Central European Time (doors open at 1:45 p.m. Central European Time) on Thursday, May 15, 2014, at the offices of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, with the following agenda:

1.	Approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2013

2.	Allocation of disposable profit

3.	Discharge of the Board of Directors

4.	Election of the Board of Directors until our next annual general meeting

5.	Election of the Chairman of the Board of Directors until our next annual general meeting

6.	Election of the Compensation Committee of the Board of Directors until our next annual general meeting

7.	Election of Homburger AG as independent proxy until the conclusion of our next annual general meeting

8.	Election of Auditors

8.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual general meeting
8.2	Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting for the year ending December 31, 2014
8.3	Election of BDO AG (Zurich) as special auditing firm until our next annual general meeting

9.	Amendment of the Articles of Association relating to authorized share capital for general purposes

10.	Approval of the payment of a distribution to shareholders through reduction of the par value of our shares, such payment to be made in four quarterly installments at such times during the period through our next annual general meeting as shall be determined by the Board of Directors

11.	Advisory vote to approve executive compensation under United States securities law requirements

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE AGENDA ITEMS BEING VOTED UPON, VOTING AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Evan G. Greenberg

Chairman and Chief Executive Officer

PROXY SUMMARY	i

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING	1

AGENDA ITEM NO. 1: APPROVAL OF THE ANNUAL REPORT, STANDALONE FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS OF ACE LIMITED FOR THE YEAR ENDED DECEMBER 31, 2013	10

AGENDA ITEM NO. 2: ALLOCATION OF DISPOSABLE PROFIT	11

AGENDA ITEM NO. 3: DISCHARGE OF THE BOARD OF DIRECTORS	12

AGENDA ITEM NO. 4: ELECTION OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING	13

AGENDA ITEM NO. 5: ELECTION OF THE CHAIRMAN OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING	19

AGENDA ITEM NO. 6: ELECTION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING	20

AGENDA ITEM NO. 7: ELECTION OF HOMBURGER AG AS INDEPENDENT PROXY UNTIL THE CONCLUSION OF OUR NEXT ANNUAL GENERAL MEETING	21

AGENDA ITEM NO. 8: ELECTION OF AUDITORS	22
8.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual general meeting	22
8.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2014	22
8.3 Election of BDO AG (Zurich) as special auditing firm until our next annual general meeting	24

AGENDA ITEM NO. 9: AMENDMENT OF THE ARTICLES OF ASSOCIATION RELATING TO AUTHORIZED SHARE CAPITAL FOR GENERAL PURPOSES	25

AGENDA ITEM NO. 10: APPROVAL OF DISTRIBUTION TO SHAREHOLDERS IN THE FORM OF PAR VALUE REDUCTION	28

AGENDA ITEM NO. 11: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	33

CORPORATE GOVERNANCE	34
Overview	34
The Board of Directors	36
Director Independence and Other Information	36
The Board and Diversity	37
Board Leadership Structure	38
Board Risk Oversight and Risk Management	38
The Committees of the Board	39
How Are Directors Nominated?	41
What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?	42
What Related Person Transactions Do We Have?	43
Did Our Officers and Directors Comply with Section 16(a) Beneficial Ownership Reporting in 2013?	45

INFORMATION ABOUT OUR SHARE OWNERSHIP	46
How Many Shares Are Owned by Directors, Nominees and Executive Officers?	46
Which Shareholders Own More than Five Percent of Our Shares?	47

PROXY SUMMARY

This summary highlights information discussed elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement before voting. For more complete information about these topics, please also review the Company’s Annual Report on Form 10-K.

2014 Annual General Meeting

• Date and Time	May 15, 2014, 2:45 p.m. Central European Time

• Place	ACE Limited Bärengasse 32 CH-8001 Zurich, Switzerland

• Record Date	March 31, 2014, except as provided in “Who is Entitled to Vote?” in this proxy statement

• Proxy Mailing Date	On or about April 10, 2014

Meeting Agenda and Board Voting Recommendations

Meeting Agenda	Board Vote Recommendation	Page Reference
1. Approval of the annual report and standalone and consolidated financial statements of ACE Limited	FOR	10
2. Allocation of disposable profit	FOR	11
3. Discharge of the Board of Directors	FOR	12
4. Election of the Board of Directors	FOR EACH NOMINEE	13
5. Election of the Chairman of the Board of Directors	FOR	19
6. Election of the Compensation Committee of the Board of Directors	FOR EACH NOMINEE	20
7. Election of the independent proxy	FOR	21
8.1 Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	FOR	22
8.2 Ratification of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities laws reporting	FOR	22
8.3 Election of BDO AG (Zurich) as special auditing firm	FOR	24
9. Amendment of the Articles of Association relating to authorized share capital for general purposes	FOR	25
10. Approval of the payment of a dividend in the form of a distribution to shareholders through a par value reduction	FOR	28
11. Advisory vote on executive compensation	FOR	33

i

Performance Highlights

Our discussion in this proxy statement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (GAAP), known as non-GAAP financial measures as defined by regulations of the Securities and Exchange Commission. These non-GAAP financial measures include operating income, operating return on equity, underwriting income and tangible book value per share. More information on the rationale for the use of these measures and reconciliations to GAAP can be found in Exhibit A to this proxy statement.

ACE had a record year in 2013, driven by very strong premium revenue growth globally and exceptional underwriting performance. The Company’s performance was excellent in absolute terms and relative to the performance of our peer companies. Performance highlights, which are considered in our compensation determinations, included:

•	Operating income of $9.35 per share, up 22% from 2012

•	Property & casualty (P&C) combined ratio for the year of 88.0%, producing $1.8 billion of P&C underwriting income, up 110% from 2012

•	Book value increased $1.3 billion, up 4.7% from 2012

•	Operating return on equity of 12.2%

•

Total shareholder return, which we define as stock price increase including reinvested dividends, was 32% for the year, and our three-year annualized total shareholder return of 21% exceeded the performance of each of the companies named in our Financial Performance Peer Group

We continued investing for the future by making attractive acquisitions that support the Company’s long-term growth strategy. In 2013, the Company completed the acquisitions of ABA Seguros and Fianzas Monterrey, both in Mexico. In January 2014, the Company announced a conditional agreement to purchase a majority stake in The Siam Commercial Samaggi Insurance PCL, in Thailand. These completed and announced acquisitions strengthened the Company’s position in terms of product offering and geographical presence and support the Company’s diversification strategy into areas with more robust growth potential.

The following charts highlight certain of our key metrics for evaluating financial performance, which are considered in our compensation determinations and in some cases show comparisons with other North American and global property & casualty insurance companies (inclusive of our Financial Performance Peer Group), as well as other metrics showing the level of diversification by product line and geography achieved by the Company in 2013.

Compensation Highlights

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders. We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide, and we seek the highest caliber executives who are generally in high demand. Our compensation practices are structured to:

•	pay for performance

•	encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk, and

•	support the human resource requirements of our business in all the markets, globally, in which we operate.

Pay for Performance

We balance long-term and short-term awards to structure compensation that pays for performance—both individual and Company. Individual performance criteria include personal contribution to business results, execution of objectives, leadership, application of technical expertise and ethical conduct. Company performance is measured in absolute terms, relative to our Board-approved plan for the current year as well as versus the prior year; and in relative terms compared to our designated peer groups on the same financial metrics (see the “Executive Compensation” section of this proxy statement). We also assess performance relative to our long-term strategy and goals.

2013 Named Executive Officer Compensation

The following table sets forth compensation for 2013 for our named executive officers. See the notes accompanying the 2013 Summary Compensation Table beginning on page 70 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	$1,200,000	$6,250,000	$6,825,052	$2,609,519	$900,776	$17,785,347

Philip V. Bancroft Chief Financial Officer	$725,000	$1,120,000	$1,368,802	$323,946	$579,389	$4,117,137

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	$860,000	$2,067,000	$2,280,084	$539,606	$348,518	$6,095,208

John J. Lupica Vice Chairman; Chairman, Insurance—North America	$735,000	$1,500,000	$1,387,502	$328,384	$307,392	$4,258,278

Sean Ringsted Chief Risk Officer and Chief Actuary	$543,750	$700,000	$975,068	$230,758	$1,492,096	$3,941,672

Other Key Compensation Features

•	Detailed individual and company performance criteria

•	Significant performance-based equity awards

•	Carefully constructed peer groups, reevaluated annually

•	Clawback of unvested equity compensation

•	No tax reimbursements or gross-ups for U.S. executive officers

•

Significant mandatory executive share ownership guidelines, adhered to by each of our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement

v

Director Nominee Information

The following table provides summary information about each director nominee. As of 2014, our Board of Directors has been declassified, such that each of our directors stands for annual election to a one-year term. Accordingly, each director nominee has been nominated to hold office until our next annual general meeting. This year, we are nominating four new directors to the Board.

Nominee	Age	Director Since	Principal Occupation	Chartered Committee Membership
Evan G. Greenberg	59	2002	Chairman and Chief Executive Officer, ACE Limited	•Executive (Chairman)
Robert M. Hernandez	69	1985	Retired Vice Chairman and Chief Financial Officer, USX Corporation	•Compensation •Nominating & Governance •Executive
Michael G. Atieh	60	1991	Retired Executive Chairman, Eyetech, Inc.	•Audit (Chairman) •Executive
Mary A. Cirillo	66	2006	Advisor, Hudson Venture Partners L.P.	•Compensation •Nominating & Governance (expected Chair)
Michael P. Connors	58	2011	Chairman and Chief Executive Officer, Information Services Group, Inc.	•Compensation (Chairman) •Nominating & Governance •Executive
John Edwardson	64	—	Retired Chairman and Chief Executive Officer, CDW Corporation	•Compensation (nominee) •Nominating & Governance (expected)
Peter Menikoff	73	1986	Private Investor	•Audit
Leo F. Mullin	71	2007	Senior Advisor, Goldman Sachs Capital Partners	•Risk & Finance
Kimberly Ross	48	—	Chief Financial Officer, Avon Products, Inc.	•Audit (expected)
Robert Scully	64	—	Retired Co-President, Morgan Stanley	•Risk & Finance (expected)
Eugene B. Shanks, Jr.	67	2011	Director, Federal Home Loan Mortgage Corporation	•Risk & Finance
Theodore E. Shasta	63	2010	Retired Partner, Wellington Management Company	•Audit
David Sidwell	61	—	Retired Chief Financial Officer, Morgan Stanley	•Audit (expected)
Olivier Steimer	58	2008	Chairman, Banque Cantonale Vaudoise	•Risk & Finance (Chairman) •Executive

ACE LIMITED

Bärengasse 32

CH-8001 Zurich, Switzerland

April 3, 2014

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

References in this proxy statement to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs.

Why Did You Send Me This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of ACE Limited (which we refer to as we, us, our, ACE, or the Company) is soliciting your proxy to vote at its 2014 Annual General Meeting, which will be held at 2:45 p.m. Central European Time on Thursday, May 15, 2014, at the offices of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. A copy of our Annual Report to Shareholders, which includes the statutory financial statements of ACE Limited and our consolidated financial statements for the year ended December 31, 2013, accompanies this proxy statement. We will begin mailing these proxy materials on or about April 10, 2014 to all shareholders entitled to vote.

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

Are Proxy Materials Available on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on Thursday, May 15, 2014

Our proxy statement for the 2014 Annual General Meeting, form of proxy card and 2013 Annual Report are available at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx. Directions to attend the 2014 Annual General Meeting can be obtained by contacting Investor Relations at +1 (441) 299-9283.

Who Is Entitled to Vote?

March 31, 2014 is the record date for the Annual General Meeting. On that date, we had 337,974,644 Common Shares outstanding. Our Common Shares are registered shares with a current par value of CHF 26.59 and are our only class of voting stock.

Beneficial owners of shares and shareholders registered in our share register with voting rights at the close of business on March 31, 2014 are entitled to vote at the Annual General Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your shares in our share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after March 31, 2014, but on or before April 29, 2014, and want to vote those shares at the Annual General Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote your shares in person at the Annual General Meeting. Alternatively, you may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. If you are a record holder of our Common Shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the Annual General Meeting but sell your Common Shares prior to April 29, 2014 you will not be entitled to vote those shares at the Annual General Meeting.

How Many Votes Do I Have?

You have one vote for each of our Common Shares that you own, unless you own Controlled Shares (as defined in our Articles of Association) that constitute 10 percent or more of the issued Common Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How Do I Vote by Proxy Given to the Independent Proxy if I am a Record Holder?” below) or to grant a written proxy to any person, who does not need to be a shareholder or to vote in person at the Annual General Meeting. If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual General Meeting?”.

Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you.

May I Vote via the Internet or Telephone?

You have a choice of voting over the Internet or voting by completing a proxy card and mailing it in the return envelope provided. We encourage you to vote over the Internet because we can tabulate your vote faster than by mail. There are separate Internet arrangements depending on whether you are a shareholder of record or a beneficial owner (holding your shares in “street name”).

•	If you are a shareholder of record, you may vote electronically through the Internet by following the instructions on your enclosed proxy card. Telephone voting for record holders is not permitted.

•

If you are a beneficial owner and hold your shares in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet, by telephone (in the case of beneficial owners) or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting.

How Do I Vote by Proxy Given to the Independent Proxy if I am a Record Holder?

Before 2014, our proxy material distribution included a proxy card authorizing an officer of the Company to vote your shares as you direct. Due to a change in Swiss corporate law effective as of January 1, 2014, officers of the Company will no longer be permitted to act as voting proxies. Instead, you may appoint the independent proxy by voting over the Internet or completing the enclosed proxy card and mailing it in the return envelope provided. At our Extraordinary General Meeting on January 10, 2014, Homburger AG was elected by our shareholders as our independent proxy until the conclusion of the Annual General Meeting. Homburger AG is a law firm located in Switzerland.

If you vote over the Internet or properly fill in your proxy card appointing the independent proxy as your proxy and send it in time to vote, the independent proxy will vote your shares as you have directed. If you do not make specific choices on the Internet voting website or your signed proxy card, the independent proxy will vote your shares as recommended by the Board of Directors with regard to the items listed in the notice of meeting.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to the agenda items set forth in the notice of meeting are put before the Annual General Meeting, the independent proxy will, acting as your proxy and in the absence of instructions otherwise, vote in accordance with the recommendation of the Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement. The independent proxy will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet or by returning your proxy card will not affect your right to attend the Annual General Meeting. In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet by or submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 14, 2014.

How Do I Give Voting Instructions if I am a Beneficial Holder?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the rules of the New York Stock Exchange, which we refer to as the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or the advisory vote to approve executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors, and any other matter treated as non-routine by the NYSE, is counted.

In order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions in enough time so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 13, 2014.

May I Revoke or Change My Vote?

Yes. If you change your mind after you vote, you may revoke or change your proxy by following the procedures described below.

•

For record holders wishing to change their proxy, vote again by following the instructions for Internet voting on your proxy card, or send in a signed proxy card with a later date. The latest received proxy will be counted. If you are a record holder, you may request a new proxy card from our transfer agent, Computershare Shareowner Services LLC, by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.);

•

For record holders wishing to revoke your proxy, send a letter revoking your proxy directly to the independent proxy, Homburger AG, Attention: Dr. Claude Lambert, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland;

•

For beneficial owners, follow the voting instructions provided by your broker, bank or other nominee to change your proxy and the latest received vote will be counted; to revoke your proxy, contact your broker, bank or other nominee; or

•	Attend the Annual General Meeting to revoke your proxy and vote in person, as described and following instructions provided in “How Do I Vote in Person at the Annual General Meeting?”.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting and you are a record holder, you must bring the enclosed proxy card admission ticket and proof of identification. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance by submitting your proxy as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

Shares beneficially owned and held in street name may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting proof of identification, an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show you to be beneficial owner of the shares.

What Votes Need to Be Present to Hold the Annual General Meeting?

There is no quorum requirement under Swiss law.

Are ACE Shares Subject to Share Blocking or Re-Registration?

No. Neither share blocking nor re-registration is required in order to vote Common Shares at the Annual General Meeting.

The Company does not impose trading restrictions as a condition of voting its Common Shares, does not require that its Common Shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of Company Common Shares for voting to block those shares.

Common Shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?” above).

Shareholders holding our Common Shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in our share register operated by our transfer agent, Computershare Shareowner Services LLC, must be properly registered in our share register in order to vote their shares directly. If you are a record holder and you received this proxy statement in the mail, then your shares are properly registered to vote.

What Vote Is Required to Approve Each Agenda Item?

Approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2013 (Agenda Item No. 1)

The approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2013 requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Allocation of disposable profit (Agenda Item No. 2)

The allocation of disposable profit requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Discharge of the Board of Directors (Agenda Item No. 3)

The discharge of the Board of Directors requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting the votes of any director, nominee or executive officer of the Company.

Election of the Board of Directors until our next annual general meeting (Agenda Item No. 4)

The election of each nominee for director requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Election of the Chairman of the Board of Directors until our next annual general meeting (Agenda Item No. 5)

The election of the Chairman of the Board of Directors requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Election of the Compensation Committee of the Board of Directors until our next annual general meeting (Agenda Item No. 6)

The election of each nominee for the Compensation Committee requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Election of Homburger AG as independent proxy until the conclusion of our next annual general meeting (Agenda Item No. 7)

The election of Homburger AG as independent proxy requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Election of auditors (Agenda Item No. 8)

Each of the election of PricewaterhouseCoopers AG as our statutory auditor, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for purposes of United States securities law reporting, and the election of BDO AG as our special auditing firm requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Amendment of the Articles of Association relating to authorized share capital for general purposes (Agenda Item No. 9)

The amendment of the Articles of Association relating to authorized share capital for general corporate purposes requires the affirmative vote of two-thirds of the votes present (in person or by proxy) at the Annual General Meeting.

Approval of the payment of a dividend in the form of a distribution to shareholders through a par value reduction (Agenda Item No. 10)

The approval of a dividend to shareholders in the form of a distribution through a par value reduction requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Advisory vote to approve executive compensation (Agenda Item No. 11)

The advisory vote to approve executive compensation under United States securities law requirements is non-binding in nature. Therefore, there is no specific approval requirement.

How Are Votes Counted?

For each agenda item, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” (and, with respect to agenda items with sub-parts, you may cast your vote separately for each sub-part). If you are a record holder and you sign your proxy card (including by electronic signature in the case of Internet voting) with no further instructions, you direct the independent proxy to vote your shares in accordance with the recommendations of the Board. If you sign your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in “How Do I Give Voting Instructions if I am a Beneficial Holder?”, election of directors is considered a non-routine matter, as is the advisory vote to approve executive compensation. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

How Will the Directors and Executive Officers of the Company Vote?

At the close of business on March 31, 2014, our directors and executive officers owned and were entitled to vote an aggregate of 2,260,061 Common Shares, which represented less than one percent of our outstanding Common Shares. Each of our directors, nominees and executive officers have indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda items at the Annual General Meeting, apart from Agenda Item No. 3, the discharge of the Board of Directors, where they are not permitted by law to vote their shares.

What Is the Effect of Broker Non-Votes and Abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the Annual General Meeting, other than Agenda Item No. 9, the amendment of the Articles of Association relating to authorized share capital for general purposes, which requires an affirmative two-thirds of the votes present (in person or by proxy) for approval. For Agenda Item No. 9, abstentions and broker non-votes will have the effect of an “against” vote because they will be counted as present but not “for” the Agenda Item.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, LLC is assisting us with the solicitation of proxies for a fee of $16,000 plus out-of-pocket expenses and fees for telephone solicitation, if used.

Where Can I Find the Voting Results?

We will publish the voting results in a Form 8-K that we will file with the Securities and Exchange Commission, which we refer to as the SEC, by May 21, 2014. You can find the Form 8-K on our website at www.acegroup.com.

Do Directors Attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at annual general meetings of shareholders, we encourage each member of the Board of Directors to attend each annual general meeting of shareholders. All of our directors then in office attended our 2013 annual general meeting except for Thomas J. Neff (who is retiring from the Board of Directors as of the Annual General Meeting).

Can a Shareholder, Employee or Other Interested Party Communicate Directly with Our Board? If So, How?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. Shareholders, employees and other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@acegroup.com. Shareholders, employees and other interested parties wanting to contact:

•	the Board,

•	the non-management directors,

•	the independent directors,

•	the Chairman of the Board,

•	the Lead Director,

•	the Chair of any Board committee, or

•	any other director,

as to other matters, may send an e-mail to LeadDirector@acegroup.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the Board may be anonymous. The Corporate Secretary will forward to the Lead Director all communications to the Board so received.

What is Householding?

We may deliver only one copy of this proxy statement and our Annual Report to shareholders residing at the same address, unless the shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. Householding reduces the volume of duplicate information received at your household and helps us to reduce our costs.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. You can obtain additional copies by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com.

Shareholders residing at the same address may request householding or revoke householding by contacting, for beneficial owners, their broker or bank, or for record holders, our transfer agent Computershare by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.) or by mail at P.O. Box 30170, College Station, Texas 77842.

Organizational Matters Required by Swiss Law

Admission to the Annual General Meeting

Shareholders who are registered in the share register on March 31, 2014 will receive this proxy statement and a proxy card from our share registrar. Beneficial owners of shares will receive proxy materials and a voting instruction form from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting proof of identification and an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Shareholders of record registered in the share register are entitled to vote and may participate in the Annual General Meeting. Such shareholders must bring their proxy card admission ticket and proof of identification. Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in “How Many Votes Do I Have?” For further information, refer to “Who is Entitled to Vote?”, “What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?”, “How Do I Vote by Proxy Given to the Independent Proxy if I am a Record Holder?” and “How Do I Vote in Person at the Annual General Meeting?”.

Shareholders who upon application become registered as shareholders with respect to their shares in our share register after March 31, 2014 but on or before April 29, 2014 and wish to vote those shares at the Annual General Meeting will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote their shares in person at the Annual General Meeting. Alternatively they may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Shareholders registered in our share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to April 29, 2014 are not entitled to vote those shares.

Granting of Proxy

If you are a shareholder of record and do not wish to attend the Annual General Meeting, you have the right to grant your voting proxy directly to the independent proxy, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations, with the corresponding proxy card or grant a written proxy to any person, who does not need to be a shareholder. For further information, refer to “How Do I Vote By Proxy Given to the Independent Proxy if I am a Record Holder?”.

The proxies granted to the independent proxy must be received no later than 6:00 p.m. Central European time on May 14, 2014.

Registered shareholders who have appointed the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies.

With regard to the items listed on the agenda and without any instructions otherwise, the independent proxy will vote according to the recommendations of the Board of Directors. If new agenda items (other than those in the invitation to the Annual General Meeting) or new proposals or motions regarding agenda items set out in the invitation to the Annual General Meeting are put before the meeting, the independent proxy will, in the absence of instructions otherwise, vote in accordance with the position of the Board of Directors.

Beneficial owners who have not obtained a power of attorney from their broker or custodian are not entitled to vote in person at, or participate in, the Annual General Meeting.

For further information, refer to “What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?” and “How Do I Give Voting Instructions if I am a Beneficial Holder?”

Admission office

The admission office opens on the day of the Annual General Meeting at 1:45 p.m. Central European Time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Annual Report of ACE Limited

The ACE Limited 2013 Annual Report containing the Company’s audited consolidated financial statements with accompanying notes and its audited Swiss statutory standalone financial statements prepared in accordance with Swiss law as well as additionally required Swiss disclosures is available on the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx. Copies of this document may be obtained without charge by contacting ACE Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Copies may also be obtained without charge by contacting ACE Limited Investor Relations in writing, or may be physically inspected, at the offices of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

AGENDA ITEM NO. 1: APPROVAL OF THE ANNUAL REPORT, STANDALONE FINANCIAL

STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS OF ACE LIMITED FOR THE

YEAR ENDED DECEMBER 31, 2013

Agenda Item

Our Board of Directors proposes that the Company’s Annual Report to Shareholders, ACE Limited’s standalone financial statements and the Company’s consolidated financial statements for the year ended December 31, 2013 be approved.

Explanation

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2013, which accompanies this proxy statement, includes the standalone Swiss statutory financial statements of ACE Limited (which do not consolidate the results of operations for ACE Limited’s subsidiaries) and the Company’s consolidated financial statements for the year ended December 31, 2013 and contains the reports of our statutory auditor and our independent registered public accounting firm, as well as information on the Company’s business, organization and strategy. Copies of our 2013 Annual Report and this proxy statement are available on the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx.

Under Swiss law, our annual report, ACE Limited’s standalone financial statements and our consolidated financial statements must be submitted to shareholders for approval or disapproval at each annual general meeting.

In the event of a negative vote on this agenda item by shareholders, the shareholders voting in person or by proxy at the Annual General Meeting would be precluded from approving the distribution by way of par value reduction as set out in Agenda Item No. 10.

PricewaterhouseCoopers AG, Zurich, Switzerland, as the Company’s statutory auditor, has issued an unqualified recommendation to the Annual General Meeting that ACE Limited’s statutory financial statements be approved. As the Company’s statutory auditor, PricewaterhouseCoopers AG has expressed its opinion that the financial statements for the year ended December 31, 2013 comply with Swiss law and the Company’s Articles of Association, has further confirmed that the proposed appropriation of available earnings complies with Swiss law and the Company’s Articles of Association, and has reported on other legal requirements.

PricewaterhouseCoopers AG has also issued an unqualified recommendation to the Annual General Meeting that the Company’s consolidated financial statements be approved. As the Company’s statutory auditor, PricewaterhouseCoopers AG has expressed its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of ACE Limited, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the Company’s Annual Report, standalone statutory financial statements and consolidated financial statements for the year ended December 31, 2013.

AGENDA ITEM NO. 2: ALLOCATION OF DISPOSABLE PROFIT

Agenda Item

Our Board of Directors proposes that the Company’s disposable profit as shown below and on ACE Limited’s standalone financial statements be carried forward without distribution of a dividend (other than through a reduction in par value as described in Agenda Item No. 10). At December 31, 2013, 342,832,412 of the Company’s Common Shares were eligible for dividends. The following table shows the appropriation of available earnings as proposed by the Board of Directors for the year ended December 31, 2013.

(in millions of Swiss francs)
Net income	912
Balance brought forward	2,647
Par value reduction on treasury shares	6
Attribution to reserve for treasury shares	(89)

Balance carried forward	3,476

The Board of Directors proposes to the Annual General Meeting to appropriate the net income to the free reserve in accordance with the table above.

Explanation

Under Swiss law, the allocation of the Company’s profit or loss must be submitted to shareholders for approval or disapproval at each annual general meeting. Our Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends by way of par value reduction as described in this proxy statement. Accordingly, the Board is proposing that no dividend distribution be made at this time to shareholders from 2013 year-end disposable profit and that all retained earnings at the disposal of the Annual General Meeting be carried forward. In lieu of an ordinary dividend, the Board of Directors proposes under Agenda Item No. 10 a distribution to shareholders by way of par value reduction that is repayment of share capital.

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this agenda item or a revised agenda item.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without distribution of a dividend at the time of the Annual General Meeting.

AGENDA ITEM NO. 3: DISCHARGE OF THE BOARD OF DIRECTORS

Agenda Item

Our Board of Directors proposes that the members of the Board of Directors be discharged for the financial year ended December 31, 2013.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors from liability for their activities during the year ended December 31, 2013. This discharge is not for liability relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes, blank or invalid ballots or the votes of any member of or nominee to the Company’s Board of Directors, any executive officer of the Company or any votes represented by the Company, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” the agenda item to discharge the members of the Board of Directors from liability for activities during the year ended December 31, 2013.

AGENDA ITEM NO. 4: ELECTION OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING

Agenda Item

Our Board of Directors proposes that nominees set forth below be elected to the Board of Directors until our next annual general meeting.

Explanation

Our shareholders approved an amendment to our Articles of Association at our 2013 annual general meeting declassifying the Board of Directors, so that each director would be elected annually for a one-year term, except that directors elected prior to this year’s Annual General Meeting would continue to serve the balance of their existing terms. Due to a change in Swiss corporate law effective as of January 1, 2014, we must instead elect all directors annually beginning this year, with no phase-in period to allow existing terms to expire.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated a slate of 14 nominees, including four new nominees, for election at the Annual General Meeting to the Board of Directors until our next annual general meeting. We have nominated each of our currently-serving directors except Thomas J. Neff and Robert Ripp, who will retire from the Board of Directors as of the end of the Annual General Meeting and not stand for re-election. Our Articles of Association currently provide that the Board of Directors shall consist of three to 20 members, the exact number to be determined by the general meeting of shareholders.

The current directors who are standing for reelection are Evan G. Greenberg, Robert M. Hernandez, Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, Peter Menikoff, Leo F. Mullin, Eugene B. Shanks, Jr., Theodore E. Shasta and Olivier Steimer. The new nominees are John Edwardson, Kimberly Ross, Robert Scully and David Sidwell. Biographical information for each of the nominees is set forth below. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

For additional information in connection with the election of directors, see the sections of this proxy statement titled “Corporate Governance,” “Information About Our Share Ownership,” “Executive Compensation” and “Audit Committee Report.”

There will be a separate vote on each nominee.

The Board of Directors intends to propose an amendment to our Articles of Association at our 2015 annual general meeting to reflect this new Swiss corporate law requirement for annual election of each director, in accordance with its terms.

Information is set forth below with respect to the new nominees for election and the current directors nominated for reelection.

New Nominees for Election

John Edwardson

John A. Edwardson, age 64, is the former Chairman and Chief Executive Officer of CDW Corporation (a technology products and services provider), serving as Chief Executive Officer from 2001 to September 2011 and as Chairman from 2001 to December 2012. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1999 to 2000. He was President and Chief Operating Officer of UAL Corporation (the parent company of United Air Lines, Inc.), from 1995 to 1998. Mr. Edwardson is currently a director of Rockwell Collins, Inc. and FedEx Corporation.

Mr. Edwardson has extensive management, leadership and international experience. As the former Chairman and Chief Executive Officer of a technology company, he also has significant technological expertise. Mr. Edwardson has additional prior experience serving on a compensation committee, developing insight into executive compensation issues. He also serves as the chair of FedEx’s Audit Committee. All of these factors will contribute to his value as a Board member.

Kimberly Ross

Kimberly A. Ross, age 48, has been Executive Vice President and Chief Financial Officer of Avon Products, Inc. (a beauty direct sales company) since November 2011. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., a food retail company, since November 2007 and its Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross held a variety of senior management positions at Ahold. Ms. Ross was also, during the last five years, a director of Avon.

Having served as Chief Financial Officer at two companies and as the chair of the audit committee of a private company, Ms. Ross has extensive understanding of finance and financial reporting and internal auditing processes relevant to her anticipated service on the Audit Committee. Her work across a spectrum of industries has given Ms. Ross significant management and leadership skills and perspectives that will make her an asset to the Board. The Board will also benefit from her international executive experience developed through executive positions with multiple companies.

Robert Scully

Robert W. Scully, age 64, was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, and he had previously been Co-president, Chairman of Global Capital Markets and Vice Chairman of Investment Banking at Morgan Stanley. Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers. Mr. Scully is currently a director of KKR & Co. L.P. and Zoetis Inc. and was, during the last five years, a director of Bank of America Corporation.

Mr. Scully’s lengthy career in the global financial services industry will bring expertise in capital markets activities and, of particular note, risk management to the Board. Mr. Scully has a broad range of experience with oversight stemming from his extensive service as a director; he has served or is serving on three companies’ audit committees, two companies’ compensation committees and a nominating and governance committee. Mr. Scully will also contribute knowledge of talent development and strategic initiatives to the Board.

David Sidwell

David H. Sidwell, age 61, served as Executive Vice President and Chief Financial Officer of Morgan Stanley from March 2004 to October 2007, when he retired. From 1984 to March 2004, Mr. Sidwell worked for JPMorgan Chase & Co. in a variety of financial and operating positions, most recently as Chief Financial Officer of JPMorgan Chase’s investment bank from January 2000 to March 2004. Prior to joining JP Morgan in 1984, Mr. Sidwell was with Price Waterhouse LLP, a major public accounting firm, from 1975 to 1984, where he was qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales. Mr. Sidwell is currently Senior Independent Director of UBS AG and also a director of Federal National Mortgage Association (Fannie Mae). Mr. Sidwell served as a Trustee of the International Accounting Standards Committee Foundation from January 2007 until his term ended in December 2012.

Mr. Sidwell has a strong background in accounting, finance and capital markets, as well as the regulation of financial institutions, complementary to his anticipated role on the Audit Committee. He also has considerable expertise in risk management from chairing the risk committee of two public companies and his executive positions. Mr. Sidwell further contributes experience in executive compensation and corporate governance from his service on the committees of other public company boards. The comprehensive range of his experience will make him a valuable Board member.

Current Directors Nominated for Reelection

Evan G. Greenberg

Evan G. Greenberg, age 59, has served as one of our directors since August 2002. Mr. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including President and Chief Executive Officer of AIU, AIG’s foreign general insurance organization. Mr. Greenberg is a member of the Board of Directors of The Coca-Cola Company, where he is also Chairman of the Audit Committee and a member of the Finance Committee.

Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for over 38 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Robert M. Hernandez

Robert M. Hernandez, age 69, has served as one of our directors since September 1985 and is currently our Lead Director. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. and has served on the Board of Directors of that company since 1990. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is a director of Eastman Chemical Company and a former director of TE Connectivity, Ltd.

Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with ACE.

Michael G. Atieh

Michael G. Atieh, age 60, has served as one of our directors since September 1991. From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune 50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

Mary A. Cirillo

Mary A. Cirillo, age 66, has served as one of our directors since May 2006. Ms. Cirillo has served as advisor to Hudson Venture Partners L.P. (venture capital) since 2003. She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of DealerTrack Technologies and Thomson Reuters Corporation.

Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

Michael P. Connors

Michael P. Connors, age 58, has served as one of our directors since May 2011. Mr. Connors has since July 2006 been Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company. Mr. Connors was also, during the last five years, a member of the Board of Directors of R.H. Donnelley Corporation.

Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees.

Peter Menikoff

Peter Menikoff, age 73, has served as one of our directors since January 1986. Mr. Menikoff is currently a private investor and was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and

gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff is a director and Vice Chairman of the board of American Electric Technologies, Inc., which has announced that he will become Chairman of its board as of its May 2014 shareholders’ meeting.

Mr. Menikoff has developed a wealth of management experience and business understanding through a variety of senior positions with different companies. He has gained significant financial expertise through his finance positions and also holds an M.B.A. in Finance and a J.D. with a concentration on tax, which enhance his valuable contributions to the Board and its Audit Committee. He also has chief executive officer experience.

Leo F. Mullin

Leo F. Mullin, age 71, has served as one of our directors since August 2007. He served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin is also a director of Johnson & Johnson and the Education Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters.

Eugene B. Shanks, Jr.

Eugene B. Shanks, Jr., age 67, has served as one of our directors since May 2011. Mr. Shanks is a member of the Board of Directors of Federal Home Loan Mortgage Corporation (Freddie Mac), and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. Mr. Shanks is also a senior advisor to Bain & Company. From November 2007 until August 2008, Mr. Shanks was a senior management consultant for Trinsum Group, Incorporated, a strategic consulting and asset management company. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to ACE’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a Board member.

Theodore E. Shasta

Theodore E. Shasta, age 63, has served as one of our directors since May 2010. Mr. Shasta is currently a member of the Board of Directors and Audit Committee of MBIA Inc. Mr. Shasta was formerly Senior Vice

President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly-traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. In total, Mr. Shasta spent 25 years covering the insurance industry as a financial analyst.

Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like ACE and its peer group provide him with deep knowledge of particular business and financial issues we face. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee and Risk & Finance Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

Olivier Steimer

Olivier Steimer, age 58, has served as one of our directors since July 2008. He has been Chairman of the Board of Banque Cantonale Vaudoise since 2002. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer is Chairman of the foundation board of the Swiss Finance Institute and a Vice Chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company). From 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, ACE benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item (so long as the number of nominees does not exceed the maximum number of director positions as set by our shareholders in our Articles of Association).

Recommendation

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above nominees.

AGENDA ITEM NO. 5: ELECTION OF THE CHAIRMAN OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING

Agenda Item

Our Board of Directors proposes Evan G. Greenberg be elected the Chairman of the Board of Directors until our next annual general meeting.

Explanation

Due to a change in Swiss corporate law effective as of January 1, 2014, authority to elect the Chair of our Board of Directors is now vested with shareholders, who must elect a Chair from the directors elected pursuant to Agenda Item No. 4. The Chair elected at the Annual General Meeting will have the same powers and duties as currently provided for in our Articles of Association and organizational regulations. The Board of Directors intends to propose an amendment to our Articles of Association at our 2015 annual general meeting to reflect this new Swiss corporate law requirement, in accordance with its terms.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated our current Chairman, Mr. Evan G. Greenberg, for election by shareholders at the Annual General Meeting as the Chairman of the Board of Directors until our next annual general meeting. Biographical information regarding Mr. Evan G. Greenberg may be found under Agenda Item No. 4, the election of directors.

Mr. Greenberg has served as our Chairman since 2007, a period of sustained success for the Company (see “Proxy Summary—Performance Highlights”), and the Board of Directors (with Mr. Greenberg abstaining) has unanimously agreed that it is in the best interest of the Company and shareholders that he continue in this role. The Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert Hernandez. Our Board structure provides for a strong Lead Director position, to promote effective leadership from this role as well as director independence. The Lead Director provides a forum for independent director feedback and helps assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties. Our Nominating & Governance Committee, and the entire Board of Directors, regularly reviews our Board leadership structure, and in particular examines and reaffirms the significant authority and powers of our Lead Director. See “Corporate Governance—Board Leadership Structure” on page 38 of this proxy statement.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of Evan Greenberg as the Chairman of the Board of Directors.

AGENDA ITEM NO. 6: ELECTION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS UNTIL OUR NEXT ANNUAL GENERAL MEETING

Agenda Item

Our Board of Directors proposes that nominees set forth below be elected to the Compensation Committee until our next annual general meeting.

Explanation

Due to a change in Swiss corporate law effective as of January 1, 2014, authority to elect the members of the Compensation Committee of our Board of Directors is now vested with shareholders, who must elect members of the Compensation Committee from the directors elected pursuant to Agenda Item No. 4. The members of the Compensation Committee elected by the Annual General Meeting will have the same powers and duties as currently provided for in our Compensation Committee Charter as amended from time to time. The Board of Directors intends to propose an amendment to our Articles of Association at our 2015 annual general meeting to reflect this new Swiss corporate law requirement, in accordance with its terms.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated a slate of four nominees, including one new nominee, for election at the Annual General Meeting to the Compensation Committee of our Board of Directors until our next annual general meeting. The current directors on the Compensation Committee who are standing for reelection are Michael P. Connors, Mary A. Cirillo and Robert M. Hernandez. The new nominee is John Edwardson. Biographical information regarding each of the nominees may be found under Agenda Item No. 4, the election of directors.

The Board of Directors has unanimously agreed that service by each nominee to the Compensation Committee is in the best interest of the Company and the shareholders. Each of the nominees has been determined by the Nominating & Governance Committee and the Board of Directors to satisfy the Company’s Categorical Standards of Independence and related rules of the New York Stock Exchange.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” the election to the Compensation Committee of the Board of Directors of each of the above nominees.

AGENDA ITEM NO. 7: ELECTION OF HOMBURGER AG AS INDEPENDENT PROXY UNTIL THE CONCLUSION OF OUR NEXT ANNUAL GENERAL MEETING

Agenda Item

Our Board of Directors proposes that Homburger AG be elected as the Company’s independent proxy until the conclusion of our next annual general meeting.

Explanation

Due to a change in Swiss corporate law effective as of January 1, 2014, authority to elect an independent proxy is now vested with shareholders, and proxies appointing an officer or another representative of the Company to vote the shareholders’ shares are prohibited. The Board of Directors intends to propose an amendment to our Articles of Association at our 2015 annual general meeting to reflect this new Swiss corporate law requirement, in accordance with its terms.

The independent proxy’s main task is to exercise the voting rights granted to it by shareholders in accordance with shareholder instructions, and it will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders. Our Board of Directors has recommended that Homburger AG, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland be elected as our independent proxy until the conclusion of our next annual general meeting. Homburger AG is a Swiss law firm.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

The Board of Directors recommends a vote “FOR” the election of Homburger AG as independent proxy.

AGENDA ITEM NO. 8: ELECTION OF AUDITORS

8.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual general meeting

Agenda Item

Our Board of Directors proposes that PricewaterhouseCoopers AG (Zurich) be elected as the Company’s statutory auditor until our next annual general meeting.

Explanation

Our shareholders must elect a firm as statutory auditor. The statutory auditor’s main task is to audit our consolidated financial statements and the statutory financial statements of ACE Limited. Our Board of Directors has recommended that PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, Switzerland (PwC AG), be elected as our statutory auditor for our consolidated financial statements and the statutory financial statements of ACE Limited.

Representatives of PwC AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see the explanation of Agenda Item No. 8.2. Please see the Audit Committee Report included in this proxy statement for additional information about our statutory auditors.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of PricewaterhouseCoopers AG, Zurich as the Company’s statutory auditor until our next annual general meeting.

8.2	Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2014

Agenda Item

Our Board of Directors proposes that our shareholders ratify the appointment of PricewaterhouseCoopers LLP (Philadelphia, Pennsylvania, United States) as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2014.

Explanation

Our Board of Directors has recommended that our shareholders ratify the appointment of PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, Pennsylvania, 19103, United States (PwC LLP), an affiliate of PwC AG, as our independent registered public accounting firm for purposes of United States securities law reporting.

The appointment of our independent registered public accounting firm is recommended to the Board for approval by our shareholders annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has recommended the ratification of the engagement of PwC LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2014. The Company has had a working association with PwC LLP (or its predecessor Coopers & Lybrand LLP) since 1985; PwC LLP (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC AG and PwC LLP, which we collectively refer to as PwC, for the audit of our annual consolidated financial statements for 2013 and 2012 and fees for other services rendered by PwC for fiscal years 2013 and 2012:

	2013	2012
Audit fees (1)	$17,661,000	$16,488,000
Audit-related fees (2)	812,000	1,730,000
Tax fees (3)	3,363,000	2,708,000
All other fees (4)	844,000	352,000

Total	$22,680,000	$21,278,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $990,000 for 2013 and $961,000 for 2012.

(1)	Audit fees for the years ended December 31, 2013 and 2012 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and internal controls over financial reporting, the statutory and GAAP audits of various subsidiaries, and comfort letters and consents issued in connection with registration statements which we filed with the SEC.

(2)	Audit-related fees for the years ended December 31, 2013 and 2012 were for professional services rendered in connection with consultation on accounting and financial reporting matters ($569,000 in 2013 and $396,000 in 2012), accounting and tax advice on structuring transactions ($100,000 in 2013 and $126,000 in 2012), audits of employee benefit plans ($99,000 in 2013 and $81,000 in 2012), internal control reviews at some of our non-U.S. entities ($20,000 in 2013 and $48,000 in 2012), agreed upon procedures related to the proxy statement ($14,000 in 2013 and $14,000 in 2012), accounting research ($10,000 in 2013 and $Nil in 2012) and due diligence services ($Nil in 2013 and $1,065,000 in 2012).

(3)	Tax fees for the years ended December 31, 2013 and 2012 were for professional services rendered in connection with tax planning ($1,372,000 in 2013 and $955,000 in 2012), tax compliance ($916,000 in 2013 and $754,000 in 2012) and expatriate tax services ($1,075,000 in 2013 and $999,000 in 2012).

(4)	All other fees for the years ended December 31, 2013 and 2012 were for professional services and expenses rendered principally in connection with insurance regulatory compliance services ($757,000 in 2013 and $48,000 in 2012), industry market research and survey services ($71,000 in 2013 and $12,000 in 2012), software licensure fees ($16,000 in 2013 and $10,000 in 2012), professional training ($Nil in 2013 and $15,000 in 2012), and other pre-approved services not included in any other category ($Nil in 2013 and $4,000 in 2012), as well as professional services and expenses rendered by a consulting firm acquired by PwC during 2010 with which ACE had a pre-existing contract ($Nil in 2013 and $263,000 in 2012).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee reviewed, at its November 2013 meeting, the audit services and non-audited services budgeted fees for the 2014 audit. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Audit Committee for approval. The Audit Committee will pre-approve the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service. Either the Audit Committee Chairman or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and any excess related to non-audit fees over the budgeted amount, and if the Audit Committee Chairman pre-approves such amounts, it is reported to the entire Audit Committee at its next meeting. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee reviewed all non-audit services provided in 2013 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Please see the Audit Committee Report included in this proxy statement for additional information about PwC.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm (PricewaterhouseCoopers LLP, Philadelphia, Pennsylvania, United States) for purposes of United States securities law reporting for the year ending December 31, 2014.

8.3	Election of BDO AG (Zurich) as special auditing firm until our next annual general meeting

Agenda Item

Our Board of Directors proposes that BDO AG, Fabrikstrasse 50, CH-8031 Zurich, Switzerland be elected as the Company’s special auditing firm until our next annual general meeting.

Explanation

Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. Federal securities laws, PricewaterhouseCoopers AG cannot act as our special auditing firm with respect to certain types of capital increases.

Our Board of Directors has directed that the election of BDO AG as special auditing firm until our next annual general meeting be submitted for consideration by our shareholders at the 2014 Annual General Meeting.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of BDO AG (Zurich) as the Company’s special auditing firm until our next annual general meeting.

AGENDA ITEM NO. 9: AMENDMENT OF THE ARTICLES OF ASSOCIATION RELATING TO AUTHORIZED SHARE CAPITAL FOR GENERAL PURPOSES

Agenda Item

Our Board of Directors proposes approval of the amendment to Article 6 of the Articles of Association to authorize our Board of Directors to increase the Company’s share capital within two years following the 2014 Annual General Meeting to a maximum amount equal to CHF 3,722,600,000, which amount would be divided into 140,000,000 shares. In connection therewith, the proposal would limit or withdraw the shareholders’ pre-emptive rights in specified and limited circumstances.

Explanation

The authorized share capital for general purposes authorized by the shareholders at the 2012 Annual General Meeting (CHF 4,237,800,000 or 140,000,000 shares) expires on May 16, 2014. Under Swiss law, shareholder authorization for share capital only lasts for two years. Therefore, the Board is proposing a new amendment to the Articles of Association so that the Company will continue to have the authority to issue share capital for general purposes. The amendment would provide for a new and similar amount of authorized share capital, which would be available until May 15, 2016.

The authorized share capital approved pursuant to this agenda item, or as may otherwise be approved by shareholders, will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s shareholders, except as may be required by applicable laws or regulations, including the rules of the NYSE. For example, the additional authorized share capital will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends, raising capital following significant catastrophes that would otherwise have a material effect on our balance sheet or financial condition, or other corporate purposes. We believe this is an important step to help ensure that our Board of Directors can adapt and react to a changing economic climate, business challenges including increased catastrophes and opportunities in capital and other relevant markets. The authorized share capital provision provides flexibility to account for potential risks and uncertainties inherent in the insurance business and is more consistent with the Company’s global peers. Except for Common Shares issuable pursuant to the Company’s employee benefit programs, the Company at this time does not have any current plans or commitments to issue Common Shares. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders.

If this agenda item is approved, we would nevertheless seek shareholder approval for share issuances to the extent required under NYSE rules. Under current NYSE rules, shareholder approval is generally required to issue Common Shares or securities convertible into or exercisable for Common Shares in one or a series of related transactions if such Common Shares represent 20 percent or more of the voting power or outstanding Common Shares of the Company before that issuance. However, Common Shares issued for cash in a public offering are excluded from this shareholder approval requirement, as are Common Shares issued for cash in a private offering at a price at least equal to both the book value and market value of the Common Shares. NYSE rules also require shareholder approval for an issuance of shares that would result in a change of control of the Company, as well as for stock issuances in connection with certain benefit plans or related party transactions.

Shareholders of a Swiss company are generally entitled to pre-emptive rights in connection with the issuance of shares, but Article 6 of our Articles of Association provides for exceptions in which shareholder preemptive rights in connection with any issuance of authorized share capital may be limited or withdrawn. While the issuance of Common Shares in these circumstances could have the effect of reducing the current shareholders’ proportionate interest, we believe these specific exceptions to preemptive rights, if approved by our Board, would better position the Company to react to significant opportunities or occurrences, and are critical to our ability to operate and grow the Company.

In addition to any NYSE requirements, if shareholders approve this agenda item, the Company will nevertheless not issue more than 68,000,000 shares (approximately 19.9 percent of its currently existing share capital) pursuant to Article 6 during the two-year period that the share capital authorization contained in Article 6 remains in effect without either providing the Company’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance. This undertaking by the Company applies only to shares issued pursuant to the authorization of share capital for general purposes set forth in Article 6, and not to shares issued pursuant to conditional share capital authorizations that already exist under the Articles of Association and which are not being voted upon at the 2014 Annual General Meeting.

As a Swiss company, we are required to submit both the English and the (authoritative) German versions of the proposed amendment to our Articles of Association, pursuant to which Article 6 of the Articles of Association would read as follows:

Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes

a)      Der Verwaltungsrat ist ermächtigt das Aktienkapital jederzeit bis 15. Mai 2016 im Maximalbetrag von CHF 3,722,600,000 durch Ausgabe von höchstens 140,000,000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 26.59 je Aktie zu erhöhen.

a)      The Board of Directors is authorized to increase the share capital from time to time until 15 May 2016 by an amount not exceeding CHF 3,722,600,000 through the issue of up to 140,000,000 fully paid up registered shares with a nominal value of CHF 26.59 each.

b)      Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.

b)      Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised preemptive rights shall be determined by the Board of Directors.

c)      Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben, (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats oder (4) zum Zwecke der Mitarbeiterbeteiligung.

c)      The Board of Directors is authorized to exclude the preemptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements), (2) to improve the regulatory capital position of the company or its subsidiaries (including by way of private placements), (3) broadening the shareholder constituency or (4) for the purpose of the participation of employees.

d)      Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

d)      The subscription and acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of two-thirds of the votes present (in person or by proxy) at the Annual General Meeting is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the amendment of Article 6 of our Articles of Association.

AGENDA ITEM NO. 10: APPROVAL OF DISTRIBUTION TO SHAREHOLDERS IN THE FORM OF PAR VALUE REDUCTION

Introduction and Explanation

Our Board of Directors proposes distributions to shareholders through par value reductions, the same method approved at our annual general meeting in 2013. We have used this method because payment of a dividend in the form of a par value reduction is more appropriate for us under current Swiss law and is not subject to the Swiss withholding tax, which has a rate of 35 percent. We are thus requesting shareholder approval for an annual par value reduction amount, to be paid to shareholders pursuant to a formula in four equal installments.

The agenda item below calls for a par value reduction in an aggregate CHF amount equal to $2.60 per share, using the USD/CHF currency exchange ratio as published in The Wall Street Journal on the fourth New York business day (or, if not published that day, then as reported on The Wall Street Journal’s website as of the close of business on the previous New York business day) prior to the date of the 2014 Annual General Meeting, which we refer to as the Base Annual Dividend. The Base Annual Dividend will be payable in four installments; provided that each of the CHF installments will be adjusted pursuant to the formula so that the actual CHF par value reduction amount for each installment will equal $0.65, subject to an aggregate upward adjustment for the four installments of 50 percent of the Base Annual Dividend (the Base Annual Dividend plus the aggregate upward adjustment for the four installments of 50 percent of the Base Annual Dividend, together referred to as the Dividend Cap). Application of the formula will mean that the CHF amount of each installment will be determined at the approximate time of distribution, while the U.S. dollar value of the installment will remain $0.65 unless and until the Dividend Cap is reached. A par value reduction that would otherwise exceed the Dividend Cap will be reduced to equal the CHF amount remaining available under the Dividend Cap, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that CHF amount.

Agenda Item

Based on a report in accordance with Article 732 para. 2 of the Swiss Code of Obligations provided by PricewaterhouseCoopers AG as state supervised auditing enterprise who will be present at the meeting, the Board of Directors proposes that the following dividend in the form of a distribution by way of par value reduction be approved. This agenda item may only be approved if our shareholders voting (in person or by proxy) at the Annual General Meeting first approve Agenda Item No. 1, the approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2013. The blank numbers in the following resolution will be completed based upon the Company’s actual share capital as of the date of the Annual General Meeting and applicable exchange rate calculations described below. Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendments to the Company’s Articles of Association:

1.	The capital of the Company in the aggregate amount of CHF [•(number of Common Shares as registered in the Commercial Register on the date of the Annual General Meeting (the “Total Shares”)) x (par value per share on the date of the Annual General Meeting)] shall be reduced by the amount of CHF [•(number of Total Shares) x (Aggregate Reduction Amount as determined in paragraph 3(i))] (the “Aggregate Distribution Amount”) to CHF [•completed at the date of the Annual General Meeting (the “General Meeting Date”)].

2.	Based on the report of the auditor dated May [•date of auditor report], 2014, it is recorded that the receivables of the creditors of the Company are fully covered even after the capital reduction.

3.	The capital reduction shall be executed as follows:

(i)

The capital reduction shall occur by reducing the par value per each Common Share from currently CHF [• (par value per share on the General Meeting Date)] by CHF [• (USD 2.60 x USD/CHF currency exchange ratio as published in The Wall Street Journal on the fourth New York business day prior to the General Meeting Date (or, if not published that day, then as reported on The Wall Street Journal’s website as of the close of business on the previous New York business day); rounded down to the next centime amount which can be divided by four)] (“Aggregate Reduction Amount”) to CHF [•completed on the General Meeting Date] in four steps (each, a “Partial Par Value Reduction”): (1) for the first partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of July 2014 (“first Partial Par Value Reduction”); (2) for the second partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of September 2014 or, at the latest, October 3, 2014 (“second Partial Par Value Reduction”); (3) for the third partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of December 2014 (“third Partial Par Value Reduction”); and (4) for the fourth partial par value reduction from CHF [•completed on General Meeting Date] by CHF [•Aggregate Reduction Amount divided by four] to CHF [•completed on General Meeting Date] by the end of March 2015 (“fourth Partial Par Value Reduction”).

(ii)	The Aggregate Reduction Amount shall be repaid to shareholders in installments of CHF [•Aggregate Reduction Amount divided by four] in August 2014, CHF [•Aggregate Reduction Amount divided by four], in October 2014, CHF [•Aggregate Reduction Amount divided by four] in January 2015 and CHF [•Aggregate Reduction Amount divided by four] in April 2015 per Common Share.

(iii)	At each Partial Par Value Reduction an updated report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations by PricewaterhouseCoopers AG, an auditor supervised by the Swiss government, shall be prepared (an “Updated Report”).

(iv)	The Board is only authorized to repay a Partial Par Value Reduction amount in the event the Updated Report confirms that the claims of creditors are fully covered in spite of the Partial Par Value Reduction.

(v)	In addition, under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction as described in this proposal), we will be required to submit an application to the Commercial Register of the Canton of Zurich to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Commercial Register of the Canton of Zurich, the Company will not be able to proceed with the payment of any installment of the distribution as described in this proposal. The Company cannot assure that the Commercial Register of the Canton of Zurich will approve the registration of any applicable par value reduction.

4.	The quarterly Partial Par Value Reduction amount of CHF [•completed on General Meeting Date] per Common Share (the “Quarterly Distribution Amount”) equals USD 0.65 (the “Quarterly U.S. Dollar Amount”) calculated pursuant to paragraph 3(i) and (ii) above. The Quarterly Distribution Amount and the Aggregate Distribution Amount pursuant to paragraph 1 are subject to the following adjustments as a result of USD/CHF currency fluctuations:

(i)	The Quarterly Distribution Amount is to be adjusted as a result of currency fluctuations such that each quarterly per Common Share Partial Par Value Reduction amount shall equal an amount calculated as follows (rounded down to the next centime):

Quarterly Distribution Amount = Quarterly U.S. Dollar Amount x USD/CHF currency exchange ratio as published in The Wall Street Journal on July 16, 2014 for the first Partial Par Value Reduction, on September 23, 2014, for the second Partial Par Value Reduction, on December 10, 2014, for the third Partial Par Value Reduction, and on March 24, 2015, for the fourth Partial Par Value Reduction (or, if not published on any such day, then as displayed on the Wall Street Journal’s website as of close of business on the previous New York business day).

If as a result of one or several quarterly adjustments the Aggregate Distribution Amount would otherwise be increased by more than CHF [• (number of Total Shares) multiplied by the maximum increase amount per Common Share as determined at the end of this paragraph] (corresponding to 50% of the Aggregate Distribution Amount set forth in paragraph 1, rounded down to the next centime), the adjustment is limited such that the aggregate increase to the Aggregate Distribution

Amount rounded down to the next centime equals CHF [•completed on General Meeting Date] (being CHF [• (50% of the Aggregate Distribution Amount) divided by the number of Total Shares, rounded down to the next centime] per Common Share).

(ii)	The Aggregate Distribution Amount pursuant to paragraph 1 shall be adjusted as follows:

Sum of the products of each of the four Quarterly Distribution Amounts (each as adjusted pursuant to paragraph 4(i)) multiplied by the number of Common Shares registered in the Commercial Register of the Canton of Zurich as issued and outstanding on the date of the registration of the respective Partial Par Value Reduction.

5.	The Aggregate Distribution Amount pursuant to paragraph 1 (as adjusted pursuant to paragraph 4 (ii)) shall be increased by par value reductions on Common Shares that are issued from authorized share capital and conditional share capital after the Annual General Meeting but which have not been registered in the Commercial Register of the Canton of Zurich on the date of the registration of the respective Partial Par Value Reductions.

6.	The Annual General Meeting acknowledges that the report of the auditor dated May [•completed on General Meeting Date], 2014 has been prepared on the basis of the maximum possible increase provided under paragraphs 4 and 5, meaning the increase of the Aggregate Distribution Amount by CHF [•completed on General Meeting Date] and that all Common Shares have been issued out of conditional share capital and the authorized share capital.

7.	The Board is instructed to determine the procedure for the payment of the Quarterly Distribution Amounts.

8.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3 lit. a) of the Articles of Association:

“Artikel 3 Aktienkapital	“Article 3 Share Capital

a)      Das Aktienkapital der Gesellschaft beträgt CHF [•] * / [•]** / [•]*** / [•]**** und ist eingeteilt in 342’832’412 auf den Namen lautende Aktien im Nennwert von CHF [•]* / [•]** / [•]*** / [•]**** je Aktie. Das Aktienkapital ist vollständig liberiert.”

a)      The share capital of the Company amounts to CHF [•]* / [•]** / [•]*** / [•]**** and is divided into 342,832,412 registered shares with a nominal value of CHF [•]* / [•]** / [•]*** / [•]**** per share. The share capital is fully paid-in.”

* nach Vollzug der ersten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Juli 2014 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2014

*       Upon completion of the first Partial Par Value Reduction by the end of July 2014 with specific numbers based on adjustments pursuant to paragraph 4 and the articles of association being dated May 2014

**     nach Vollzug der zweiten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende September oder spätestens bis am 2. Oktober 2014 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2014

**     Upon completion of the second Partial Par Value Reduction by the end of September or, at the latest, October 2, 2014 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2014

*** nach Vollzug der dritten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Dezember 2014 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2014

***  Upon completion of the third Partial Par Value Reduction by the end of December 2014 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2014

****nach Vollzug der vierten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende März 2015 oder spätestens bis am 2. April 2015 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2014

****Upon completion of the fourth Partial Par Value Reduction by the end of March 2015 or, at the latest, April 2, 2015 with specific numbers based on adjustments pursuant to paragraph 4 and with the articles of association being dated May 2014

Please note that the asterisks above also apply to Articles 4, 5 and 6 below.

9.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register the following amendments to Articles 4 lit. a), 5 lit. a) and 6 lit. a) of the Articles of Association are resolved as a consequence of the par value reduction (the wording of Article 6 lit. a) below anticipates the approval of Agenda Item No. 9 related to authorized share capital):

“Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung	“Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments

a)      Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•]* / [•]** / [•]*** / [•]**** durch Ausgabe von höchstens 33’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* / [•]** / [•]*** / [•]**** je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.”

a)      The share capital of the Company shall be increased by an amount not exceeding CHF [•]* / [•]** / [•]*** / [•]**** through the issue of a maximum of 33,000,000 registered shares, payable in full, each with a nominal value of CHF [•]* / [•]** / [•]*** / [•]**** through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.”

“Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen	“Article 5 Conditional Share Capital for Employee Benefit Plans

a)      Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•]* / [•]** / [•]*** /[•]**** durch Ausgabe von höchstens 25’410’929 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* / [•]** / [•]*** /[•]**** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder ihrer Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.”

a)      The share capital of the Company shall be increased by an amount not exceeding CHF [•]* /[•]** /[•]*** /[•]**** through the issue from time to time of a maximum of 25,410,929 registered shares, payable in full, each with a nominal value of CHF [•]* /[•]**/[•]*** /[•]****, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director, or other person providing services to the Company or a subsidiary.”

“Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	“Article 6 Authorized Share Capital for General Purposes

a)      Der Verwaltungsrat ist ermächtigt das Aktienkapital jederzeit bis zum 16. Mai 2014 im Maximalbetrag von CHF [•]* / [•]** / [•]*** /[•]**** durch Ausgabe von höchstens 140’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [•]* /[•]** / [•]*** /[•]**** je Aktie zu erhöhen.”

a)      The Board of Directors is authorized to increase the share capital from time to time and at any time until 16 May 2016 by an amount not exceeding CHF [•]* /[•]** /[•]*** /[•]**** through the issue of up to 140,000,000 fully paid up registered shares with a nominal value of CHF [•]* /[•]** /[•]*** /[•]**** each.”

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

Our Board of Directors recommends a vote “FOR” the payment of the dividend through reduction of the par value of our shares as described above, such payment to be made in four quarterly installments through our next annual general meeting.

AGENDA ITEM NO. 11: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement (to whom we refer as our named executive officers, or NEOs), as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we strive to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of the Company, and to support the human resource requirements of our business in all the markets, globally, in which we operate. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 49-86 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Company’s proxy statement is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of executive compensation.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors has maintained corporate governance policies for many years in accordance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, the NYSE’s listing standards and Swiss law. We have adopted Organizational Regulations and Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. We have also adopted Categorical Standards for Director Independence, a Code of Conduct and charters for each of our Compensation Committee, Audit Committee, Nominating & Governance Committee, Risk & Finance Committee and Executive Committee. The full text of our Articles of Association, Organizational Regulations, Corporate Governance Guidelines, Categorical Standards for Director Independence and Code of Conduct and each of our committee charters is available on the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/corporate-governance/default.aspx. Our Categorical Standards for Director Independence also appear as Exhibit B to this proxy statement. In addition, you may request copies of our Organizational Regulations, Corporate Governance Guidelines, Categorical Standards for Director Independence, Code of Conduct and the committee charters by contacting Investor Relations as follows:

Telephone — +1 (441) 299-9283; or

E-mail — investorrelations@acegroup.com.

Executive Sessions of Directors	In addition to regular Board meetings, our non-management directors generally meet for an executive session of the Board at each quarterly Board meeting. At these meetings, because our Chairman and Chief Executive Officer, whom we refer to as our CEO, is our only non-independent director, only independent directors are present. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors.

Other Corporate Governance Highlights	•	As of 2014, our Board of Directors has been declassified, such that each of our directors stands for annual election to a one-year term.

•	As of 2014, our Chairman of the Board of Directors and each member of our Compensation Committee will be elected by our shareholders.

•	11 of our 12 current directors are independent directors, as are each of the four persons newly nominated for election to the Board of Directors at the Annual General Meeting.

•

Only independent directors may serve on our Audit, Compensation and Nominating & Governance Committees. Additionally, our Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

•

Our directors are elected by majority shareholder voting (so long as the number of nominees does not exceed the maximum number of director positions as set by our shareholders in our Articles of Association). The Board may not appoint directors to fill vacancies.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•

Together with our Board, our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will initiate and stay actively involved in the process to select and replace the independent auditors or lead engagement partner or the partner responsible for reviewing the audit.

•

In determining whether to reappoint the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the Company’s Independent Auditor and an assessment of the professional qualifications and past performance of the Lead Audit Partner.

•

If a member of our Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

•	Our Compensation Committee has the authority to retain advisors and must assess the independence of any advisor so retained.

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Our Compensation Committee evaluates the performance of the CEO based on corporate and personal goals and objectives, and sets his compensation level based on this evaluation, both as a committee and together with the other independent directors.

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Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

•	Our Board and each of its chartered committees conducts an annual self-evaluation to determine whether they are functioning effectively.

•

We have adopted Related Party Transaction Guidelines that require our Nominating & Governance Committee to review and approve or ratify certain transactions between us and related persons as further described in “Corporate Governance—What is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”.

•

Our Board formed a Risk Committee in November of 2009. The mission of the Risk Committee of the Board of Directors was to understand, advise about, and oversee the Company’s risk management process to assure that it functions correctly in all material respects. In May 2011, our Board approved the consolidation of the Risk Committee and the Finance and Investment Committee to form the Risk & Finance Committee. The purpose of the consolidation was to focus appropriate director expertise on particular Board committees, improve efficiency and ensure proper Board oversight and attention on priority matters.

Continuing Education	We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2013, we sponsored such sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets a minimum of five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2013, including two telephonic meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2013.

Director Independence and Other Information

The Board has determined that the following directors and nominees are independent under the listing standards of the NYSE: Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, John Edwardson, Robert M. Hernandez, Peter Menikoff, Leo F. Mullin, Thomas J. Neff, Robert Ripp, Kimberly Ross, Theodore E. Shasta, Robert Scully, Eugene B. Shanks, Jr., David Sidwell and Olivier Steimer. The independent directors constitute a substantial majority of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for

Director Independence and determined that no other material relationships existed between the Company and these directors. A copy of our Categorical Standards for Director Independence is attached as Exhibit B to this proxy statement and is also available by accessing the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/corporate-governance/default.aspx. The Board also considered the other directorships held by the independent directors, including ACE share ownership by, and insurance business with, such other companies, as applicable, and determined that none of these directorships constituted a material relationship with the Company.

SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The Board and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic and religious minorities, members from multiple countries, both genders, and people from many walks of life and disciplines. The make-up of the Board has evolved, and broadened, as ACE has grown and evolved as a company, and continued diversity is expected.

Our Board of Directors is elected by our shareholders, who have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and thus responsible for ensuring that appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to facilitate consideration of and adherence to Board composition matters.

Our Corporate Governance Guidelines include provisions intended to help ensure that the Board, as it evolves, will have collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines instill in the Nominating & Governance Committee responsibility for oversight of this objective, although we do not have a formal Board diversity policy.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Committee’s Chairman, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this process. A director is required to offer his or her resignation from the Board (which resignation may be accepted or not accepted, on behalf of the Board, by the Chairman of the Nominating & Governance Committee following consultation with other Committee or Board members in the reasonable discretion of the Chairman) in the event a director for any reason leaves a full-time job or otherwise materially changes his or her full-time employed position or status (e.g., resignation, termination, reassignment, or retirement). In addition, as set forth in the Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board. Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Nominating & Governance Committee. In that context, they further consider the composition of the Board.

Moreover, the ACE Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. ACE is committed to providing an environment in which diversity is valued, and without doubt this is true with respect to the Board of Directors.

Board Leadership Structure

Our Board’s mandate includes overall supervision and control of management of the Company, pursuant to Swiss law. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert M. Hernandez. Our Lead Director’s powers are significant. Specific responsibilities include establishing the agenda (with the Chairman) for Board meetings and presiding at executive sessions of the independent members of the Board, which the Lead Director may call. The Lead Director provides a forum for independent director feedback at those executive sessions and communicates that feedback to the Chairman. In addition, the Lead Director works with the Nominating & Governance Committee in the Board’s performance evaluation process and the Compensation Committee in the CEO evaluation process and compensation determination, further facilitating communication between Board members and the Chairman of the Board. The Lead Director is also empowered to respond to non-audit related shareholder inquiries, monitor the Company’s mechanism for receiving and responding to shareholder communications to the Board, and oversee the timely delivery of background materials to Board members. The Lead Director helps assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties. He also communicates regularly with our CEO on matters of significance, and with the independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. ACE’s Board leadership structure has evolved over time. For example, the Chairman and Chief Executive Officer roles were separate immediately before May 2007. Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As ACE and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders at that time. We expect that the Company will always have either an independent lead director or a non-executive chairman.

Board Risk Oversight and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. Generally, the Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes (a) evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information (the cognitive), (b) oversight of policy decisions pertaining to risk aggregation and minimization, including credit risk (the strategic), (c) assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks (the tactical), (d) oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances; and (e) oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances. In particular, the Risk & Finance Committee meets regularly with Company management, including the Chief Risk Officer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee.

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well (cognition), has a reasonable and sound set of policies for setting parameters on risk (strategy), and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company (tactics).

The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

The Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Risk & Finance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of the NYSE and our Categorical Standards of Independence. The Board has also established an Executive Committee.

The Audit Committee	The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Board has determined that each member of the Audit Committee is an audit committee financial expert, as that term is defined under 407(d) of Regulation S-K, and that each member satisfies the financial literacy requirements of the NYSE. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in Agenda Item No. 4, the election of directors.

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, our audit process, the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

The Audit Committee is composed of Michael G. Atieh, who serves as Chairman, Peter Menikoff, Robert Ripp (who is retiring from the Board of Directors as of the Annual General Meeting) and Theodore E. Shasta. We expect that Kimberly Ross and David Sidwell will become members of the Audit Committee after their election as directors.

During 2013, the Audit Committee participated in: eight regularly scheduled meetings (four of which were telephonic); one telephonic discussion regarding Company matters including variable annuity reinsurance; four telephonic earnings discussions; one joint session with the Risk & Finance Committee; and one in-person in-depth review of important accounting topics relevant to ongoing Committee activities.

The Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk. Please see the Compensation Discussion and Analysis section of this proxy statement for additional information about how the Compensation Committee determines executive compensation.

The Compensation Committee is composed of Michael P. Connors, who serves as Chairman, Mary A. Cirillo, Robert M. Hernandez, and Thomas J. Neff (who is retiring from the Board of Directors as of the Annual General Meeting). If elected at the Annual General Meeting as proposed in this proxy statement, John Edwardson will become a new member of the Compensation Committee.

The Compensation Committee held four meetings, as well as several consultations, during 2013.

The Nominating & Governance Committee	The Nominating & Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating & Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations.

The Nominating & Governance Committee is composed of Thomas J. Neff, who serves as Chairman and is retiring from the Board of Directors at the Annual General Meeting, Mary A. Cirillo, Michael P. Connors and Robert M. Hernandez. We expect that Ms. Cirillo will serve as Chair of the Nominating & Governance Committee after Mr. Neff’s retirement and that John Edwardson will become a member of the Nominating & Governance Committee after his election as director.

The Nominating & Governance Committee held four meetings during 2013.

The Risk & Finance Committee

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. The Committee’s responsibilities include: (a) evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information (the cognitive); (b) oversight of policy decisions pertaining to risk aggregation and minimization, including credit risk (the strategic); (c) assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks, including information technology risks (the tactical); (d) oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances; and (e) oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments, with respect to these assets and, again, make sure they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee is composed of Olivier Steimer, who serves as Chairman, Leo F. Mullin and Eugene B. Shanks, Jr., each of whom are independent of the Company and its management according to our Categorical Standards for Director Independence. We expect that Robert Scully will become a member of the Risk & Finance Committee after his election as director.

The Risk & Finance Committee held four meetings and one training session during 2013.

The Executive Committee	Except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board.

The Executive Committee is composed of Evan G. Greenberg, who serves as Chairman, Michael G. Atieh, Michael P. Connors, Robert M. Hernandez, Thomas J. Neff (who is retiring from the Board of Directors as of the Annual General Meeting) and Olivier Steimer.

The Executive Committee held no meetings during 2013.

How Are Directors Nominated?

As needed, the Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve our governance and strategic needs. We consider Board candidates on the basis of a range of criteria, including broad-based business knowledge and contacts, prominence and sound reputation in their fields, as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires. Thomas J. Neff, who serves as the Chairman of the Nominating & Governance Committee, is the chairman of Spencer Stuart, U.S., an executive search consulting firm. We have drawn upon Mr. Neff’s expertise and resources with respect to identifying and evaluating prospective nominees for directors, but have not made any payments with respect to such advice to Spencer Stuart or Mr. Neff, other than director’s fees to Mr. Neff. Mr. Neff is retiring from the Board of Directors at the Annual General Meeting. The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be sent to: Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval, pre-approval or ratification of transactions in which we, on the one hand, and a related party, on the other hand, participate. If any of these related-party transactions involves payment of $120,000 or more in the aggregate per fiscal year, the Nominating & Governance Committee must review it to determine that it does not constitute a conflict of interest. Related-party transactions that involve payments of less than $120,000 in the aggregate per fiscal year, however, are deemed pre-approved under the Related Party Transactions Guidelines. The Related Party Transactions Guidelines also deem as pre-approved transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms, unless in each case they involve payments to an entity that is a related party because of the interest of a director or his or her immediate family member in such entity totaling the greater of $1 million or 2% of such entity’s consolidated gross revenue. Contributions to the ACE Political Action Committee by related parties are not within the scope of our Related Party Transactions Guidelines and are not subject to approval by the Nominating & Governance Committee.

In addition, our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists, with respect to financial contributions by the Company (or its charitable foundations) to not-for-profit organizations for which a director or an executive officer or a member of the director’s or executive officer’s immediate family serves on the board or as a senior officer. By adopting these guidelines, the Board has determined that financial contributions to a not-for-profit organization of which a Company director or executive officer or his or her immediate family serves as a director, trustee or senior officer do not constitute conflicts of interest and are deemed pre-approved if (a) for a Company director or his or her immediate family, the contributions are of $10,000 or less, or (b) for a Company executive officer or his or her immediate family, the contributions are of $50,000 or less, in each case in the aggregate per fiscal year. Financial contributions to a not-for-profit organization of which a Company director or executive officer or his or her immediate family serves as a director, trustee or senior officer that are not pre-approved as described in the preceding sentence are reviewed as follows: (1) for a Company director or his or her immediate family, by the Board of Directors, (2) for a Company executive officer or his or her immediate family, by the Nominating & Governance Committee if the contribution is more than $50,000 but less than $100,000 in the aggregate per fiscal year, or by the Board of Directors if the contribution is $100,000 or more in the aggregate per fiscal year.

We have established a number of procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the Board of Directors pursuant to the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. In some circumstances, our directors, nominees for directors and executive officers are also required to report transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires which inquire about related party transactions. Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company;

•	any immediate family member of a director, nominee for director or executive officer;

•

any entity of which a director, nominee for director or executive officer is a current employee, officer or general partner, or in which his or her immediate family member is an executive officer or general partner, or in which any such person, together with his or her immediate family members, directly or indirectly, in the aggregate, owns 10 percent or more of the equity interest, and affiliates of any entity described in this paragraph; and

•

any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed.

What Related Person Transactions Do We Have?

Some of our shareholders and their affiliates and employers of or entities otherwise associated with some of our directors and officers and their affiliates, have purchased from us, or sold to us, insurance or reinsurance on terms we believe were no more favorable to either them or us than the terms made available to unrelated counterparties and may receive or make claim payments on such policies in the ordinary course of business. During 2013, we also engaged in certain other transactions with shareholders who owned more than five percent of our Common Shares at the time of the transaction (or their affiliates) or other related persons, as described below.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the ACE Charitable Foundation, in 2013, managing approximately 15 percent of our investment assets. We paid Wellington approximately $7 million in 2013 for these services. Also, during 2013, we invested an average balance of approximately $31 million for ACE’s general account with money market and other mutual funds managed by Wellington Management Company, LLP or its affiliates. Theodore E. Shasta, one of our directors, was formerly Senior Vice President and a Partner of Wellington until his retirement in June 2009.

BlackRock Inc. entities have provided investment management services to some of our subsidiaries in 2013, managing approximately 22 percent of our investment assets and, additionally, approximately $520 million of investment assets for our United Kingdom defined benefit and defined contribution programs. We paid BlackRock approximately $13 million for these services in 2013. Also, during 2013, we invested an average balance of approximately $40 million for ACE’s general account with money market and other mutual funds managed by BlackRock, Inc. or its affiliates. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds. Mr. Hernandez, one of our directors, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds, which are advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

During 2013, we invested an average balance of approximately $9 million for ACE’s general account with money market and other mutual funds managed by Fidelity Management & Research Company (FMR) or its affiliates. In addition, we include FMR funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and/or its affiliates for their services to the funds.

The ACE Foundation–Bermuda, which we refer to as the ACE Foundation, is an unconsolidated not-for-profit organization which was established to strengthen the community by utilizing its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Five of the trustees of the ACE Foundation are current officers of the Company, and two trustees are retired officers of the Company. We annually make contributions to the ACE Foundation which are in turn used to fund charitable causes in Bermuda. At December 31, 2013 and 2012, the Company maintained a non-interest bearing demand note receivable of $25.9 million and $27.1 million, respectively, from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in two properties that it rents to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the ACE Foundation in its endeavors to meet this goal by producing annual cash income that supports the ACE Foundation’s charitable objectives. Philip Bancroft has rented real estate from the ACE Foundation. Lease payments under Mr. Bancroft’s lease with the ACE Foundation totaled $264,000 for the year ending December 31, 2013.

ACE’s insurance companies around the world sell insurance through a variety of distribution channels, the most significant of which are relationships with brokers and agents. Since 2006, some of our subsidiaries have had agency agreements in place with Starr Technical Risks Agency, Inc. (or its affiliates), which we refer to as Starr, an indirectly wholly-owned subsidiary of Starr International Company, Inc., which we refer to as Starr International, of which Maurice Greenberg, the father of our CEO, is the Chairman. We have entered into these contracts because we judge them to be good for our business, and our Board has determined the relationship to be to the benefit of ACE. Our Nominating & Governance Committee and Board of Directors reviewed and approved our arrangements with Starr, and they also review and approve aggregate amounts paid to Starr on a regular basis. We believe the terms of our relationship with Starr are no more favorable to either them or us than the terms made available to similar unrelated counterparty brokers or agents. Under these agreements, which our CEO is not involved in negotiating terms of, we secure the ability to sell our insurance policies through Starr, and Starr provides us business as one of our non-exclusive agents for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property and/or inland marine risks. Doing business with Starr benefits ACE because Starr sells and administers ACE insurance, in exchange for a commission. In 2013, we generated approximately $248 million in premiums through the agency relationship with Starr, net of the commissions. The business through Starr applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada. C.V. Starr & Co., of which Maurice

Greenberg is the Chairman and CEO, was formerly the ultimate parent company of Starr at the time these contracts were entered into and has guaranteed some of Starr’s obligations under the agency agreements. Under the agency agreements, we pay Starr a commission on written premiums that it underwrites on our behalf. In 2013, we paid Starr a total of approximately $64 million in commissions under these agreements. An affiliate of Starr provides claims services for the program, and we do not pay any additional fee for those services. We also have entered into a profit-sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet. Each party to an agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can terminate Starr’s binding authority for new business on 30 days’ notice, in which event Starr may terminate the agency agreement on 30 days’ notice. In addition, pursuant to a mutual service agreement, Starr retained one of our subsidiaries as a consultant and subcontractor to provide technical services in connection with certain insurance products that Starr markets and paid us approximately $356,000 in 2013 for such services in the United States or Canada. Also in 2013, an ACE subsidiary engaged in a fully-negotiated transaction with a Starr International subsidiary, Starr Indemnity & Liability Company, which we refer to as Starr Indemnity, where it transferred its boiler and pressure vessel recertification inspection business, including equipment, to Starr Indemnity in exchange for Starr Indemnity assuming the contracts and hiring most of the employees of the business. As part of that transaction, ACE transferred to Starr Indemnity approximately $500,000 of unearned revenue relating to business to be performed by Starr Indemnity post-closing.

A Company subsidiary employs as a divisional president a brother of John Lupica (a named executive officer of the Company). Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $1,305,000 for 2013.

Company affiliates invested approximately $14.5 million, including management fees and other fund expenses, in 2013 (as part of a total $50 million commitment) in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC, whose Chief Executive is Jeffrey Greenberg, a brother of Evan Greenberg (the Company’s Chairman and Chief Executive Officer).

Did Our Officers and Directors Comply with Section 16(a) Beneficial Ownership Reporting in 2013?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”). We believe that all our directors and executive officers complied with filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2013.

INFORMATION ABOUT OUR SHARE OWNERSHIP

How Many Shares Are Owned by Directors, Nominees and Executive Officers?

The following table sets forth information, as of March 31, 2014, with respect to the beneficial ownership of Common Shares by our NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares listed in the Common Shares Beneficially Owned column. The Common Shares listed for each director and each NEO constitute less than one percent of the outstanding Common Shares. The Common Shares beneficially owned by all directors and executive officers as a group constitute less than one percent of the outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Subject to Options (1)	Restricted Common Shares (2)
Evan G. Greenberg (3) (4) (7)	905,606	962,191	264,775
Philip V. Bancroft (4) (7)	193,385	151,882	48,786
John W. Keogh (7)	81,750	130,899	93,242
John Lupica (3) (7)	80,329	80,128	53,379
Sean Ringsted (7)	104,597	74,763	29,122
Michael G. Atieh (3) (5) (6)	20,264	—	1,520
Mary A. Cirillo (6)	11,290	—	2,497
Michael P. Connors	4,924	—	2,714
Robert M. Hernandez (5) (6)	66,910	—	1,520
Peter Menikoff (3) (4) (5) (6)	30,465	—	2,497
Leo F. Mullin (6)	8,839	—	1,520
Thomas J. Neff (5) (6)	28,687	—	2,627
Robert Ripp (5) (6)	33,409	—	1,520
Eugene B. Shanks, Jr.	2,909	—	1,520
Theodore E. Shasta	4,896	—	1,520
Olivier Steimer (6)	8,737	—	1,520
All directors and executive officers as a group (18 individuals) (3)	1,685,657	1,575,845	574,404

(1)	Represents Common Shares that the individual has the right to acquire within 60 days of March 31, 2014 through option exercises.

(2)	Represents Common Shares with respect to which the individual has the power to vote (but not to dispose of).

(3)	Messrs. Atieh, Greenberg, Lupica and Menikoff share with other persons the power to vote and/or dispose of 341, 93,914, 35,700 and 3,985, respectively, of the Common Shares listed. Of the Common Shares listed as held by all directors and officers as a group (including those in the immediately preceding sentence), the power to vote and/or dispose of 137,275 Common Shares is shared with other persons.

(4)	Mr. Greenberg has pledged 80,000 of the Common Shares beneficially owned by him, Mr. Bancroft has pledged 41,000 of the Common Shares beneficially owned by him, and Mr. Menikoff has pledged 3,985 of the shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by the Company in 2012 and described under “Executive Compensation—Compensation Discussion and Analysis—Share Pledging”.

(5)	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 31, 2014 included in the above table for each director is as follows: Mr. Atieh (13,221), Mr. Hernandez (9,860), Mr. Menikoff (26,480), Mr. Neff (18,753) and Mr. Ripp (13,221).

(6)	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to restricted stock units and vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 31, 2014 not included in the above table for each director is as follows: Mr. Atieh (17,839), Ms. Cirillo (12,933), Mr. Hernandez (12,836), Mr. Menikoff (23,380), Mr. Mullin (5,069), Mr. Neff (22,369), Mr. Ripp (12,836), and Mr. Steimer (3,133).

(7)	Not included in these amounts are Restricted Common Shares representing a premium performance award with respect to the performance restricted stock awards granted in 2014. Such Restricted Common Shares will vest on the fourth anniversary of the date of the award, subject to the satisfaction of certain service and performance-based criteria. Shares will not be entitled to vote until vested. Dividends will be accumulated and distributed only when, and to the extent, that the shares have vested. The number of such Restricted Common Shares at March 31, 2014 not included in the above table for each NEO is as follows: Mr. Greenberg (66,272), Mr. Bancroft (7,751), Mr. Keogh (18,493), Mr. Lupica (10,561), and Mr. Ringsted (5,426).

Which Shareholders Own More than Five Percent of Our Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Common Shares as of December 31, 2013.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc. (1)	27,287,925	8.0%
40 East 52nd Street New York, NY 10022
Capital World Investors (2)	25,604,900	7.5%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company, LLP (3)	25,294,492	7.43%
280 Congress Street Boston, Massachusetts 02210
FMR LLC (4)	19,078,852	5.61%
245 Summer Street Boston, Massachusetts 02210
The Vanguard Group (5)	17,654,634	5.18%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on a Schedule 13G filed by BlackRock Inc. (“Blackrock”) on February 3, 2014. BlackRock, together with certain of its investment advisory affiliates, may be deemed to have had beneficial ownership of 27,287,925 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. BlackRock has sole voting authority and sole dispositive power over the shares held in discretionary advisory accounts for which it has authority and instruction to vote the client’s shares.

(2)	Based on a Schedule 13G filed by Capital World Investors, a division of Capital Research and Management Company, on February 13, 2014. Capital World Investors may be deemed to have had beneficial ownership of 25,604,900 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of the shares pursuant to Rule 13d-4. Capital World Investors has sole voting authority and sole dispositive power over the shares.

(3)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2014. Wellington Management, in its capacity as an investment adviser, may be deemed to have had beneficial ownership of 25,294,492 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 8,129,410 shares and shared dispositive power over 25,294,492 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(4)	Based on a Schedule 13G filed by FMR LLC on February 14, 2014.

(5)	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2014. The Vanguard Group, together with certain of its wholly-owned subsidiaries acting as investment managers, may be deemed to have had beneficial ownership of 17,654,634 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary	The Company’s performance for 2013 was excellent, both in absolute terms and relative terms as measured against the performance of our peer companies in our Financial Performance Peer Group (see section below entitled “How We Select and Who is Currently in Our Financial Performance Peer Group”). The Company achieved a P&C Combined Ratio of 88 percent and our Operating Income was $3.2 billion, reflecting growth in excess of 22 percent over prior year.

In terms of increasing shareholder value, one of our primary goals, Operating Return on Equity was over 12 percent with Book Value Per Share Growth at 5 percent and Per Share Tangible Book Value Growth (as defined below) was 4 percent. Total Shareholder Return (TSR) was 32 percent for the year, and our three year annualized TSR (21 percent) exceeded that of all of our Financial Performance Peer Group companies’ financial performance, reflective of our sustained outstanding performance. We define TSR as stock price increase plus dividends reinvested.

All business segments contributed to Company growth, with particularly excellent performance from North America, Overseas General, Reinsurance and International Life. We continued investing for the future by selecting attractive acquisitions that support the Company’s long-term growth strategy. In 2013, the Company completed the acquisitions of ABA Seguros and Fianzas Monterrey, both in Mexico. These acquisitions strengthened the Company’s position in terms of product offering and geographical presence and support the Company’s diversification strategy into areas with more robust growth potential.

Our compensation structure and design directly align our compensation levels—both opportunities and realizable amounts—with our current and future performance. Based upon the outstanding 2013 operating results described above, the Compensation Committee awarded higher levels of 2013 cash and 2014 stock grants to the CEO and NEOs relative to the framework and last year. Much of this award is future-oriented whereby the ultimate realizable value is highly contingent upon future operating results and stock price.

Our Compensation Program Objectives	Our goal is to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk, and to support the human resource requirements of our business in all the markets, globally, in which we operate.

We seek to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees internationally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies, making the retention of our executives and other employees even more challenging.

What Our Compensation Program Is Designed to Reward; Individual and Company Performance Criteria	Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

•

Per Share Tangible Book Value Growth—which has a strong correlation with shareholder wealth creation—both in absolute terms and in comparison with our Financial Performance Peer Group, as defined below

•

Quality of growth in book value, which recognizes the sources of our book value growth (underwriting income, investment income and capital gains) and is a principal measure of the quality of our shareholder wealth creation

• Operating Return on Equity, or Operating ROE =	Operating Income
Average Shareholder Equity for Period, as Adjusted

which is a principal measure of the efficiency of our use of capital. (Average Shareholder Equity for Period, as Adjusted, is shareholders’ equity excluding unrealized gains (losses) on investments, net of tax.)

•	Operating Income, which is net income (after-tax) before net realized gains and losses

•	P&C combined ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio

Expense Ratio =	Policy Acquisition Costs and General & Administrative Expenses
Net Earned Premium

Loss Ratio =	Losses Incurred
Net Earned Premium

Company performance is measured in absolute terms (versus current year’s financial plan as approved by the Board, as well as versus prior year results), and in relative terms (in comparison with the performance of peer companies in our Financial Performance Peer Group on the same financial metrics).

Components of Total Direct Compensation	Each NEO has a total direct compensation opportunity, which we deliver through three components that constitute what we refer to as Total Direct Compensation:

•	Annual Base Salary, which provides a market-based level of fixed compensation

•	Annual Cash Bonus, which ties officer pay to annual corporate and individual performance

•	Long-Term Incentive Equity Awards, in the form of stock options, restricted stock and performance shares, which tie the current year’s awards to future Company performance.

NEOs automatically participate in Company-sponsored qualified retirement plans and are eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer annual base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

While perquisites are not considered part of Total Direct Compensation, they are discussed in “Determination of Perquisites” below.

Retirement Benefits	Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans. The Company does maintain defined benefit retirement plans in a few locations outside the U.S. and Bermuda where we are required to do so by local employment law or prevailing practice, as well as a small defined benefit plan for certain U.S. employees as a result of an acquisition.

The Company maintains both qualified defined contribution plans and non-qualified defined contribution plans and maintains an account under each type of plan for many of our U.S.-based and Bermuda-based employees, including our NEOs. Each year, the Company credits to each NEO participant’s accounts an amount equal to six percent of his or her annual base salary and annual cash bonus. The Company first credits amounts under the qualified defined contribution plan up to the limits permitted under tax-qualification rules, and then credits amounts in excess of those limits to each participant’s account under the non-qualified defined contribution plan. In addition, depending on each participant’s own contribution to the plans, each NEO participant’s plan accounts may be credited with matching non-discretionary contributions in an amount up to six percent of his or her annual base salary and annual cash bonus. These contributions are also made first to the applicable qualified defined contribution plan and then, once the tax-qualified limits are reached, to the applicable non-qualified defined contribution plan.

How We Use Peer Group Data in Determining Compensation	The Compensation Committee of the Board of Directors recommends, and the full Board of Directors determines, Total Direct Compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the Total Direct Compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee uses a competitive framework to evaluate each NEO’s individual compensation against compensation levels for comparable positions in companies in a peer group that best defines the market in which we compete for executive talent, which we refer to as the Compensation Benchmarking Peer Group, and Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who Is Currently in, Our Compensation Benchmarking Peer Group	Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group. Frederic W. Cook & Co., an independent consulting firm retained directly by the Compensation Committee, to whom we refer as Cook & Co., then reviewed our advisors’ selection of companies included in our Compensation Benchmarking Peer Group. As of January 2014, Pay Governance LLC, to whom we refer to as Pay Governance, has been retained directly by the Compensation Committee as advisors, replacing Cook & Co. Pay Governance will also provide compensation-related market data and analysis to management as approved by the Compensation Committee Chairman.

Of the eight companies that comprise our Compensation Benchmarking Peer Group, six are within the S&P 500 Property & Casualty Index, and two are global insurance brokerages included because they are viewed as key competitors for talent in an industry-related business. We have excluded certain S&P 500 property & casualty companies from our Compensation Benchmarking Peer Group because their size, as defined by market value, total assets, book value, net income and net premium, is far below or far above that of our Company, they operate in niche businesses or geographies, or they have an ownership structure, such as a majority stockholder, that limits pay comparability.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data that includes many of the companies in our Compensation Benchmarking Peer Group.

Our current Compensation Benchmarking Peer Group is:

The Allstate Corporation

Aon Corporation

The Chubb Corporation

The Hartford Financial Services Group, Inc.

Marsh & McLennan Companies, Inc.

The Progressive Corporation

The Travelers Companies, Inc.

XL Group plc

How We Select, and Who Is Currently in Our Financial Performance Peer Group	The Financial Performance Peer Group includes companies that we view as comparable to us from a business perspective. Specifically, the Financial Performance Peer Group consists of a subset of those companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies, as well as three additional commercial property and casualty insurance companies excluded from the Compensation Benchmarking Peer Group because of their size and ownership structure. The Financial Performance Peer Group is the most relevant peer group for evaluating the financial performance of the Company on such measures as Per Share Tangible Book Value Growth, P&C Combined Ratio and Operating Return on Equity.

Our current Financial Performance Peer Group is:

AIG (P&C Segment)

The Chubb Corporation

CNA Financial Corporation

The Hartford Financial Services Group, Inc.

The Travelers Companies, Inc.

XL Group plc

Zurich Financial Services Group

Determining the Mix of Total Direct Compensation–Introduction	The components of an NEO’s Total Direct Compensation are generally based upon level, with more senior officers receiving a greater percentage of their Total Direct Compensation as variable or at-risk compensation in the form of an annual cash bonus and a long-term incentive equity award composed of restricted stock (a portion of which is in the form of performance shares, as described below) and stock options, and a lesser percentage in the form of fixed annual base salary. Total cash compensation, which consists of annual base salary and annual cash bonus, is typically half or less than half of Total Direct Compensation. As part of its annual compensation benchmarking process, the Compensation Committee reviews the percentage of Total Direct Compensation delivered in annual base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group and, for certain positions, considers the broader insurance market. For more detailed analysis of Total Direct Compensation components, see “Annual Base Salary,” “Annual Cash Bonus” and “Long-Term Incentive Equity Awards” below.

Annual Base Salary	The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO position with the exception of the CEO, for whom the Compensation Committee recommends, and the full Board of Directors determines, the annual base salary. On an annual basis, the Committee reviews each NEO’s actual annual base salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group or in combination with industry-specific market survey data for NEOs other than the CEO. While we typically target annual base salary to be at the median of the market, each NEO’s actual annual base salary may fall above or below the market median.

Variable Compensation–Bonus and Equity Compensation Awards	Management and the Compensation Committee use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance, as measured by the Company Performance Criteria described above (in both absolute terms against plan, and relative terms against peer company performance), and individual performance, as measured by Individual Performance Criteria described above, are considered outstanding, NEOs have the opportunity to achieve Total Direct Compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial goals of the Company, which the Board reviews and approves each year.

Annual Cash Bonus	The annual cash bonus component of Total Direct Compensation provides a timely link between recent performance and compensation, allowing the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against the Individual Performance Criteria, described above; the Company Performance Criteria, described above; and, for some NEOs, as further specified elsewhere in this Compensation Discussion and Analysis, the performance of the operating unit(s) directly managed by the NEO.

The above process culminates in a specific annual cash bonus opportunity for each NEO that ranges between zero and 250 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher.

Long-Term Incentive Equity Awards	The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock and performance shares, as:

•	a timely link between recent performance and compensation

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards

•	an important driver of long-term performance and risk management

•	a key link for aligning shareholder and executive interests

In general, restricted stock vests evenly on a year-by-year basis over four years while options vest evenly on a year-by-year basis over three years. The Compensation Committee may grant special equity awards that have a cliff vest, generally of five years, whereby all equity granted remains unvested until the fifth year of service post-grant is complete. Cliff vest awards are granted in infrequent situations to support retention of executive talent.

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit(s) directly managed by the NEO.

The above process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of annual base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 400 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Upon a change in control, options and restricted stock vest immediately for NEOs, except for equity granted to the CEO after May 2011, the Chief Financial Officer after February 1, 2013, and the General Counsel who was hired in July 2013. Equity granted to the CEO after May 2011, the CFO after February 1, 2013 and the General Counsel vests (a) immediately upon a change of control, if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; (b) immediately upon the executive’s resignation for any reason after remaining a Company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control; and (c) with regular year-by-year timing starting two years after a change in control. Options and restricted stock also vest if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee by recommendation from the CEO exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

Performance-Based Restricted Stock Vesting	The Compensation Committee established performance criteria for a percentage of the restricted stock awards granted to the CEO; the Vice Chairman and COO, ACE Limited and also Chairman, ACE Overseas General; Chief Financial Officer; General Counsel; Vice Chairman, ACE Limited and also Chairman, Insurance–North America; and Chairman, ACE Tempest Re. Beginning with the February 2014 restricted stock grants, the performance criteria were also applied to a percentage of the restricted stock awards granted to the Chief Investment Officer; Chief Risk Officer and Chief Actuary; Chief Operating Officer of ACE Overseas General; and Global Corporate Development Officer.

For awards made prior to February 2014, the performance criteria applied to 50 percent of the restricted stock awards granted to the CEO and 33 percent of the stock awards granted to the other executive participants. For awards granted in 2014, the performance criteria were applied to 75 percent of the restricted stock awards granted to the CEO; 66 percent of the restricted stock awards granted to the Vice Chairman and COO, ACE Limited and also Chairman, ACE Overseas General; and 50 percent of the stock awards granted to the other participating executives.

Such performance criteria tie the annual vesting of such awards to specified performance targets, namely growth in our tangible book value per share, which we refer to as Per Share Tangible Book Value Growth. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

Prior to 2014, we compared our performance with the growth in tangible book value per share of other companies included in the S&P 500 Property & Casualty Index.

The S&P 500 Property & Casualty Index was replaced by the Company’s Financial Performance Peer Group (see section entitled “How We Select and Who is Currently in Our Financial Performance Peer Group”) for awards granted in February 2014. The Compensation Committee determined that while several of our peer companies are in both the S&P 500 Property & Casualty Index and our Financial Performance Peer Group, the composition of our Financial Performance Peer Group is more relevant, stable and includes all the peer companies against whom we measure our relative financial performance on a range of financial metrics. In addition, the S&P 500 Property & Casualty Index had lost participants while our Financial Performance Peer Group had remained constant in comparison.

We have two types of performance-based restricted stock awards described below: Target Awards and Premium Awards.

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If Per Share Tangible Book Value Growth is equal to or less than the median, no performance-based restricted stock scheduled to vest that year actually vests.

•	If Per Share Tangible Book Value Growth exceeds the median, 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

•

Beginning in January 2014, if Per Share Tangible Book Value Growth is above the 25th percentile or equal to the median, 50 percent of the performance-based restricted stock scheduled to vest that year actually vests.

In addition, if the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in any of the subsequent years if the aggregate to-date performance or the cumulative four-year performance exceeds the median performance for Per Share Tangible Book Value Growth. If the performance goal is not achieved within four years, the shares will be forfeited.

If our Per Share Tangible Book Value Growth compared with the growth of other companies included in our Financial Performance Peer Group (or the S&P 500 Property & Casualty Index for awards granted prior to 2014) over the four-year performance period, which we refer to as our Cumulative Performance, exceeds the 65th percentile, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

•	If Cumulative Performance exceeds the 65th percentile, the Premium Award will equal 50 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, the Premium Award will equal 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance is above the 65th and below the 75th percentile, we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. Since there is the potential for shares to vest at any time during the four-year performance period, as described above, forfeiture would occur only following four years after grant. For awards granted prior to February 2014 shares representing Premium Awards, conversely, were not issued at the time the Target Award was approved. Rather, they were subject to issuance following the four-year performance period, if and to the extent the Premium Awards were earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior. For awards granted in February 2014, Premium Awards were issued subject to vesting if actually earned, or subject to forfeiture at the end of the four-year performance period.

We have retained Ernst & Young LLP, an independent public accounting firm and to whom we refer as Ernst & Young, to verify the calculations of our Per Share Tangible Book Value Growth, to compare our Per Share Tangible Book Value Growth to that of the median for the S&P 500 Property & Casualty Index and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

The Compensation Committee lacks discretion regarding the vesting of any performance-based award except where performance criteria are not met due to either:

•	corporate acquisitions or dispositions affecting goodwill or

•	corporate dispositions resulting in gains or losses

These two circumstances could materially impact Per Share Tangible Book Value Growth. Without Compensation Committee discretion, executives could be unduly penalized or enriched for taking actions that are in the best interests of the Company but reduce Per Share Tangible Book Value Growth. The Compensation Committee did not exercise any such discretion this year but reserves the right to do so in the future.

In May 2013, Target Awards granted to NEOs in February 2009 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th percentile.

Stock Option and Restricted Stock Grants: Timing and Pricing	The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors meeting. In addition, from time to time the Compensation Committee may make “off-cycle” grants to NEOs to recognize mid-year promotions or other circumstances. The exercise price of such stock options is the closing price of our Common Shares as traded on the NYSE on the grant date. Executive officers who join the Company after February in a given year may be granted stock options and restricted stock later that year, effective the first business day of the month following the decision to grant the executive officers stock options and restricted stock, with an exercise price of such stock options equal to the closing price of our Common Shares as traded on the NYSE on the first business day of the month following the decision to grant the officer stock options. Over the past three years, the Black-Scholes valuation of our options has been declining as a percentage of our market price. Therefore, for all options granted after November 2012, the notional option value has been revised to 30 percent of the stock price at the time that we make the decision to grant the option which takes into account the downward movement of our average valuations for accounting purposes. We typically base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock.

How, and by Whom, NEO Compensation Amounts Are Recommended and Approved	The CEO makes recommendations for the Total Direct Compensation of each NEO, other than himself. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the Total Direct Compensation for each NEO, as appropriate. The Compensation Committee meets in executive sessions, i.e., with no management present, to evaluate the performance and determine the Total Direct Compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Pay Governance.

The key financial performance metrics considered by the Compensation Committee are:

•	Per Share Tangible Book Value Growth

•	Operating Return on Equity

•	Operating Income

•	P&C Combined Ratio

•	One and Three Year TSR

In addition, the Committee considers individual goals set by the CEO in advance of the calendar year of a more strategic and less financially oriented nature such as geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

Roles of Independent Consultants and Our Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations	The Compensation Committee retains Pay Governance to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee.

Prior to 2014, the Compensation Committee directly retained Cook & Co. as their advisors. Cook & Co. assisted in the design of the performance-based restricted stock program and in the design of that program’s revisions which took effect in February 2014.

The Compensation Committee currently retains Pay Governance to assist it with respect to the compensation of the Chief Executive Officer. Pay Governance meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Pay Governance facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. The Compensation Committee has the authority to retain and terminate Pay Governance and to approve their fees and other retention terms.

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance, and assisting the CEO and the Compensation Committee in further compensation analysis.

Impact of Tax Treatments of Compensation	Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (not more than four) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment	The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Stock Ownership Guidelines for Our NEOs	The Company’s long-term incentive plans use equity awards as incentives for employees to enhance the long-term value of the Company and its competitive position. One of the ways in which we pursue this goal is by increasing officer ownership of Company stock, thereby aligning officers’ interests with long-term shareholder interests. The Company established and annually reviews and communicates stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times annual base salary

•	Executive Vice Presidents: three times annual base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times annual base salary

•	CEO: seven times annual base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. Ownership guidelines for NEOs are mandatory.

The Company also maintains an Employee Stock Purchase Plan, which is described in the “Employee Stock Purchase Plan” section of this proxy statement.

Hedging Prohibitions	The Company Code of Conduct prohibits NEOs from engaging in the following potential hedging strategies with respect to ACE securities:

•	Short selling

•	Short-term speculation, such as day trading

•	Purchases and sales of options involving ACE securities

•	Trading in hybrid or derivative securities based on ACE securities, such as straddles, equity swaps or exchange funds, other than securities issued by ACE.

Share Pledging	The Company prohibits NEOs from pledging shares that are held in satisfaction of the share ownership guidelines.

Recoupment Policy	The Company has enacted a Recoupment Policy covering all NEOs, including the CEO and, effective in the fall of 2013, the Chief Investment Officer and the General Counsel. This policy provides for the forfeiture, or clawback, of all unvested equity for any covered officer who deliberately commits fraud that results in a financial restatement. The Company intends to revise the existing Recoupment Policy to comply with the final Dodd-Frank regulations.

Severance Plans	The Company maintains a Senior Executive Severance Plan, which we refer to as the Severance Plan, that currently applies to all NEOs except Mr. Ringsted. The Severance Plan’s purpose is to assist select senior executives in transitioning to new employment should their tenure with the Company terminate due to circumstances other than performance and to mitigate the distractions caused by the possibility that the executive’s employment may be terminated or that the Company may be the target of an acquisition. The Severance Plan also covers involuntary termination or resignation due to a change in control and subsequent diminution of responsibilities or compensation.

Additional information about our severance arrangements, including potential payments to our NEOs upon termination of employment or a change in control, can be found in the “Potential Payments Upon Termination or Change In Control” section of this proxy statement.

Determination of Perquisites	The Company provides selected executives with certain perquisites that are market-competitive. All NEOs, except the CEO, receive a car allowance or car lease. In addition, all NEOs receive executive medical coverage, financial planning services and tax preparation services.

Mr. Ringsted is a British citizen residing in Bermuda and therefore receives a standard expatriate package that includes certain perquisites and allowances that are given to all of our expatriate executives resident in Bermuda. The Company provides these perquisites to remain competitive with other companies vying for Bermuda-based executive talent. The Compensation Committee reviews executive perquisites annually as part of the annual compensation review process.

Elimination of Tax Reimbursements

Our corporate structure and global operations span multiple tax jurisdictions, both within and outside of the United States. Certain of our NEOs are therefore subject to tax liabilities, some of which are duplicative and result in double-taxation. In the past, we have reimbursed these NEOs for certain tax liabilities and, in some cases, the taxes on these reimbursements (commonly referred to as tax gross-ups). Effective in 2011, we eliminated all tax reimbursements and gross-ups for U.S.-based NEOs. The Compensation Committee of the Board of Directors has also decided not to enter into any new agreements or arrangements with our NEOs in the future that include tax reimbursements or gross-ups.

Mr. Ringsted, who is fully resident in Bermuda, does receive tax reimbursements for any additional tax liabilities that he incurs due to business travel, which is a standard component of our expatriate benefits package.

Say-on-Pay Advisory Vote	Although the annual advisory shareholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 16, 2013, approximately 97 percent of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our NEOs. Even with such strong shareholder support, we actively engaged shareholders representing a majority of the Company’s outstanding shares after the 2013 annual general meeting in discussions on the Company’s governance and compensation practices. Such shareholders’ input was taken into account by the Compensation Committee in its consideration of compensation and disclosure matters.

CEO Compensation	The CEO’s Total Direct Compensation is determined by the Compensation Committee with advice from Pay Governance. The Compensation Committee uses, as a starting point, a framework that links Total Direct Compensation for the CEO to the financial performance of the Company assessed against our plan as approved by the Board, achievement of non-financial strategic objectives, key financial performance metrics as compared with other companies within our Financial Performance Peer Group, individual performance, annual base salary of the CEO, and market data for other CEOs within the Compensation Benchmarking Peer Group. Consideration is then also given to the achievement of non-financial, strategic Company objectives and individual objectives. CEO compensation is geared toward a predominance of long-term incentive equity awards over cash awards in an effort to link the CEO’s compensation to the long-term performance of the Company.

For 2013, as in past years, the determination of the Annual Cash Bonus and the Long-Term Incentive Equity Award was based on a disciplined process which includes the evaluation of the Company’s financial performance measured by the most important operating metrics related to growth in shareholder value, namely: Premium Revenue, P&C Combined Ratio (and its component parts), Underwriting Income, Operating Income, Net Income, Operating

Return on Equity, Book Value Growth, Tangible Book Value Growth, and Earnings per Share. The Committee first considers Company performance on these metrics relative to plan or budget. For 2013, the Company’s performance across all metrics exceeded plan and in most instances, substantially exceeded plan.

The Committee then evaluated Company performance as measured against the performance of our peer companies named in our Financial Performance Peer Group against the following key financial metrics: Operating Income growth, which grew 22 percent over prior year to a record $3.2 billion; Operating Return on Equity, which exceeded 12 percent; Per Share Book and Tangible Book Value Growth; and P&C Combined Ratio, which was 88 percent and lower than all of our peer companies. One- and three-year Total Shareholder Return were also considered. For 2013, the Company’s performance on these metrics, taken collectively, was in the upper quartile of our peer companies in our Financial Benchmarking Peer Group. Our one-year TSR, at 32 percent, fell below some of our peers’ due principally to share price volatility of several of our Financial Benchmarking Peer Group companies, including substantive drops in share price followed by recovery in 2013. Such share price volatility among some of our peers distorted our relative performance in that one-year timeframe. Our relative performance on annualized three-year TSR exceeded that of each company in our Financial Benchmarking Peer Group.

The results of both analyses were evaluated against a Compensation Framework that relates overall performance to a multiple of CEO annual base salary for determining Annual Cash Bonus and Long-Term Incentive Equity Award. The Committee then applied judgment based on the achievement of non-financial objectives that were set in January of the performance year and personal accomplishments. These objectives ranged from initiating operations in new geographical jurisdictions and expanding product lines, to achieving certain strategic, enterprise-wide, corporate goals that position the Company for future growth and balance sheet strength. The Committee concluded that these objectives, too, had been met or exceeded.

The Committee does not rely exclusively on arithmetic formulas for this assessment, both because such inflexibility is incompatible with the long-term corporate goals that form the basis for our compensation decisions, and because of the multiplicity of data points. Rather, the Committee uses these data points as part of a performance assessment framework that is intended to reach a fair conclusion in light of all of the available information. The Committee concluded that it was fair and appropriate to provide compensation for 2013 in the upper quartile of the Compensation Benchmarking Peer Group and Mr. Greenberg’s Total Direct Compensation was increased approximately 12 percent over prior year’s compensation.

NEO Compensation Other than the CEO	For other NEOs, Total Direct Compensation is determined by the CEO and approved or modified by the Compensation Committee.

Compensation decisions are based in part on overall Company performance and the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance. As part of the annual compensation cycle, the CEO, with assistance from the Global Head of Human Resources, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers. For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

Bancroft Compensation	Mr. Bancroft’s compensation was based on overall Company performance and his individual performance as the Chief Financial Officer of the Company which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives relating to the balance sheet and the income statement. These objectives help measure his fulfillment of his leadership role in the financial management of the Company, globally. He is also evaluated on the quality of the support provided by those corporate units under his management which includes Accounting & Financial Reporting, Investment Management, Actuarial, and Tax and Treasury. Mr. Bancroft was deemed to have met and in some instances exceeded expectations on a range of financial and corporate objectives.

The CEO determined that Mr. Bancroft’s Total Direct Compensation should fall well above market median and approximate the 75th percentile of Total Direct Compensation relative to the chief financial officers in our Compensation Benchmarking Peer Group and other insurance industry peers. Then, based on the established ranges, as a multiple of Annual Base Salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific recommendations for Annual Base Salary, Annual Cash Bonus and Long-Term Incentive Equity Award to the Compensation Committee for consideration. The result of this process was that Base Salary was increased 3.5 percent over prior year’s Base Salary, Annual Cash Bonus was increased 12 percent over prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased 10 percent from prior year’s award.

Keogh Compensation

Mr. Keogh’s compensation was based on overall Company performance, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of ACE Global Markets and ACE International under Mr. Keogh’s direct management as Chairman, ACE Overseas

General, in each case with regard to Gross and Net Written Premium, Underwriting Income, Expense Ratio, P&C Combined Ratio and Operating Income—in absolute terms and relative to plan and the prior year. Consideration was also given to Mr. Keogh’s leadership effectiveness in terms of both developing a robust strategy for the operating units under his management and the effectiveness of its implementation, which ranged from geographical expansion in targeted markets to the strategic growth of certain product lines. In addition, his management of the portfolio of risk across product lines and geographical regions, assuring profitability while building the various ACE Overseas General businesses and the ACE North American property and casualty businesses for longer term growth was a significant performance factor. And finally, consideration was given to the effectiveness of the management teams under Mr. Keogh’s direction across all regions of the globe.

The CEO determined that Mr. Keogh’s Total Direct Compensation should fall well above market median and approach the 75th percentile for Total Direct Compensation relative to comparable business segment leaders in our Compensation Benchmarking Peer Group companies and to broader industry market data for similar positions. Then, based on the established ranges, as a multiple of Annual Base Salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific compensation recommendations for each of the three elements of pay.

The result of this process was that Base Salary was increased 3 percent over prior year’s Base Salary, Annual Cash Bonus was increased 18 percent over prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased approximately 19 percent from prior year’s award.

Lupica Compensation	Mr. Lupica’s compensation was based on overall Company performance and the performance of the operating units under Mr. Lupica’s management, namely ACE USA, ACE Westchester, Rain & Hail, ACE Private Risk Services, and ACE Bermuda, and then modified by Mr. Lupica’s individual performance.

The CEO determined that Mr. Lupica’s Total Direct Compensation should fall above market median and approximate the 75th percentile for Total Direct Compensation relative to comparable business segment leaders in our Compensation Benchmarking Peer Group companies and to broader industry market data for similar positions. During 2013, Mr. Lupica was promoted to Vice Chairman of ACE Limited and this was also taken into consideration in determining his compensation. Then, based on the established ranges, as multiple of Annual Base Salary, for both Annual Cash Bonus and Long-Term Incentive Equity Award, the CEO made specific compensation recommendations for each of the three elements of pay.

The result of this process was that Base Salary was increased 5 percent from prior year’s Base Salary, Annual Cash Bonus was increased 18 percent from prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased 47 percent from prior year’s award.

Ringsted Compensation	Mr. Ringsted’s compensation was based on overall Company performance and his individual performance as the Chief Risk Officer and Chief Actuary of the Company which requires him to address complex actuarial and risk concentration issues across all the geographies, business segments and product lines of the Company as well as provide leadership to the actuarial function, globally. The evaluation of his performance is informed by both measurable outcomes which significantly impact financial performance of the Company and the quality of the actuarial support provided to all business segments. Mr. Ringsted was deemed to have achieved and in many instances, exceeded expectations on a range of actuarial and risk-related objectives.

In addition to Company and personal performance, Mr. Ringsted’s dual responsibilities as Chief Risk Officer and Chief Actuary were taken into consideration in determining his compensation and the CEO determined that his Total Direct Compensation should fall above the 75th percentile relative to Chief Risk Officers and Chief Actuaries in our Compensation Benchmarking Peer Group and other insurance industry peers. Then, based on the established ranges as a multiple of Annual Base Salary, for both Annual Cash Bonus and Long-term Incentive Equity Award, the CEO made specific recommendations for each of the three elements of pay to the Compensation Committee for consideration.

The result of this process was that Base Salary was increased 4.5 percent over prior year’s Base Salary, Annual Cash Bonus was increased 7.7 percent over prior year’s Annual Cash Bonus, and the Long-Term Incentive Equity Award was increased 7.7 percent over prior year’s award.

Conclusion	Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to Annual Base Salary, Annual Cash Bonus in recognition of prior calendar year’s performance and Long-Term Incentive Equity Awards. The Long-Term Incentive Equity Awards consist of stock options, valued using a notional option valuation methodology representing roughly 30 percent of the closing market price at the date of grant; time-based restricted stock awards; and performance shares, which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant. These key compensation components for each of our NEOs as determined in February 2014 are set forth below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules (for example, the equity award column below reflects February 2014 grants while the Summary Compensation Table reflects February 2013 grants). However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

Name	Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation
Evan G. Greenberg	Chairman, President and CEO	$1,200,000	$6,250,000	$11,400,000	$18,850,000

Philip V. Bancroft	Chief Financial Officer	$750,000	$1,120,000	$2,000,000	$3,870,000

John W. Keogh	Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	$885,000	$2,067,000	$3,615,000	$6,567,000

John J. Lupica	Vice Chairman; Chairman, Insurance— North America	$775,000	$1,500,000	$2,725,000	$5,000,000

Sean Ringsted	Chief Risk Officer and Chief Actuary	$575,000	$700,000	$1,400,000	$2,675,000

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.

The foregoing report has been approved by all members of the Committee.

Michael P. Connors, Chairman

Mary A. Cirillo

Robert M. Hernandez

Thomas J. Neff

The Relationship of Compensation to Risk

ACE’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. Objectives of these practices with respect to executives are: (1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance; (2) to assure that executives do not take imprudent risks to achieve compensation goals; and (3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is irrevocably paid. For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall Company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results.

Our NEO Compensation Components and Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation. Base salary for our NEOs comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are principally determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium and long-term performance—the most important of which are tangible book value growth, operating return on equity, after-tax operating income and combined ratio—and measure ACE’s performance against a defined group of industry peers. These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation. ACE’s Equity Ownership Guidelines prescribe that NEOs hold substantial amounts of equity. For example, for the CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary.

As restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be, and we do not manage the Company (nor manage our executive compensation practices) to achieve or reward short-term fluctuations or anomalies in market conditions. While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

Twenty-five percent of the value of each executive’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are a tool particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each executive’s annual stock grant (75 percent of the annual stock grant for the CEO, 66 percent for the Vice Chairman and COO, ACE Limited, and 50 percent of the annual stock grant for the other NEOs). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over the following four years. Over the course of years, this makes a great percentage of overall compensation dependent on long-term outcomes relative to the competition.

In January 2010, the Company adopted a Recoupment Policy, which provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO. See “Compensation Discussion and Analysis—Recoupment Policy” for more information.

Our Assessment of Compensation Risk

The process by which the Company reached its conclusions about its compensation structures and decisions began with the creation of the structures themselves, which have developed over time. The Company has long utilized a mix of long-term time-based vesting, equity ownership guidelines, market-median base compensation levels, and a level of long-term option-based compensation to create a system that is not geared toward short-term results or excessive risk taking. The Company has an established a performance-based equity award program (with specific quantitative targets extending over a four-year period), to further shift the balance toward medium and long-term performance and this year has expanded both participation in this program and increased the percentage of stock that is subject to performance-based vesting.

Management of the Company, including leaders in legal and human resources, undertook analysis of the Company’s compensation structure considering the Company’s compensation policies and practices with respect to the named executive officers, as well as the other employees of the Company, to determine whether incentives arising from compensation policies or practices relating to any of the Company’s employees would be reasonably likely to have a material adverse effect on the Company. This analysis was reviewed and discussed by the Compensation Committee. Based on the analysis and discussions, the Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium and long-term reward for the Company.

Commencing in February of 2011, the Chairman of the Compensation Committee began meeting annually with the Risk Committee (subsequently the Risk & Finance Committee) of the Board of Directors to conduct a risk assessment of the Company’s Executive Compensation practices.

Summary Compensation Table

The following table sets forth compensation for 2013, 2012 and 2011 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2013	$1,200,000	$6,250,000	$6,825,052	$2,609,519	$900,776	$17,785,347
	2012	$1,200,000	$5,100,000	$6,370,007	$1,912,566	$973,939	$15,556,512
	2011	$1,200,000	$4,400,000	$6,239,946	$2,192,535	$846,654	$14,879,135

Philip V. Bancroft Chief Financial Officer	2013	$725,000	$1,120,000	$1,368,802	$323,946	$579,389	$4,117,137
	2012	$700,000	$1,000,000	$1,312,525	$243,944	$565,822	$3,822,291
	2011	$700,000	$1,015,000	$1,387,539	$301,805	$560,546	$3,964,890

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	2013	$860,000	$2,067,000	$2,280,084	$539,606	$348,518	$6,095,208
	2012	$825,000	$1,750,000	$2,062,455	$383,348	$306,287	$5,327,090
	2011	$812,115	$1,465,000	$2,437,475	$541,907	$282,289	$5,538,786

John J. Lupica Vice Chairman; Chairman, Insurance— North America	2013	$735,000	$1,500,000	$1,387,502	$328,384	$307,392	$4,258,278
	2012	$700,000	$1,265,000	$1,012,450	$188,189	$265,491	$3,431,130
	2011	$674,231	$1,100,000	$1,350,040	$303,086	$227,431	$3,654,788

Sean Ringsted Chief Risk Officer and Chief Actuary	2013	$543,750	$700,000	$975,068	$230,758	$1,492,096	$3,941,672

(1)

This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion and Analysis—Performance-

Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2013 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2013	2012	2011
Evan G. Greenberg	$10,237,578	$9,555,011	$9,359,919
Philip V. Bancroft	$1,820,515	$1,745,657	$1,845,437
John W. Keogh	$3,032,540	$2,743,070	$3,056,233
John J. Lupica	$1,845,363	$1,346,559	$1,350,040

All Target Awards granted in 2012 and prior met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2007, 2008 and 2009 earned a Premium Award of 100 percent based on the Cumulative Performance exceeding the 75th percentile, which Premium Awards are not included in the above-reported amounts. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2013, 2012 and 2011.

	2009 Grant Vested in 2013	2008 Grant Vested in 2012	2007 Grant Vested in 2011
Evan G. Greenberg	$5,791,877	$3,651,992	$1,733,750
Philip V. Bancroft	$882,414	$541,119	$347,444
John W. Keogh	$1,006,762	$617,885	$289,883
John J. Lupica	—	—	—

(2)	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2013 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

(3)	As detailed in the table below, this column includes:

•	Perquisites and other personal benefits, consisting of the following:

•

Perquisites including personal use of the Company aircraft and Company apartment, and miscellaneous other benefits, including club memberships, private drivers, financial planning, executive medical cover, car allowance or car lease and car maintenance allowance.

•	Other personal benefits including housing allowances, cost of living allowance and home leave.

•

In 2013, 2012 and 2011, housing allowances were provided to Messrs. Bancroft and Ringsted because they have been required by ACE to maintain a second residence in Bermuda in addition to maintaining their own personal residence.

•

We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

•

We do not pay tax reimbursements or gross-ups to our U.S.-based NEOs. We eliminated such payments as of January 2011. Mr. Ringsted is a citizen of Great Britain and not the U.S. and lives in Bermuda at our request. He receives certain tax reimbursements as part of a standard expatriate package consistent with packages given to our other expatriate executives resident in Bermuda. See the “Determination of Perquisites” and “Elimination of Tax Reimbursements” sections of “Compensation Discussion and Analysis”.

•	Our contributions to retirement plans

•	These consist of matching and non-contributory employer contributions for 2013, 2012 and 2011.

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits	Tax Reimbursements	Retirement Plan Contribution
Evan G. Greenberg	2013	—	$124,742	$20,034	—	$756,000
	2012	—	$277,571	$24,368	—	$672,000
	2011	—	$150,875	$47,779	—	$648,000

Philip V. Bancroft	2013	$264,000	—	$108,389	—	$207,000
	2012	$264,000	—	$96,022	—	$205,800
	2011	$264,000	—	$98,546	—	$198,000

John W. Keogh	2013	—	—	$35,318	—	$313,200
	2012	—	$4,974	$26,513	—	$274,800
	2011	—	$15,075	$25,760	—	$241,454

John J. Lupica	2013	—	$4,052	$63,340	—	$240,000
	2012	—	$3,194	$46,297	—	$216,000
	2011	—	$189	$32,334	—	$194,908

Sean Ringsted	2013	$210,000	—	$58,904	$1,079,942	$143,250

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion and Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. Our NEOs are also entitled to certain severance benefits, as described in “Potential Payments upon Termination or Change in Control”. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

In addition, in connection with the Company’s re-domestication to Switzerland, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, Philip Bancroft, the Company’s Chief Financial Officer, and Sean Ringsted, the Company’s Chief Risk Officer and Chief Actuary. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh, as Vice Chairman of ACE Limited. These employment agreements did not change these officers’ responsibilities to the ACE group of companies or their aggregate compensation from the ACE group of companies. These employment agreements formally establish that the named executive officers who are parties thereto have responsibilities directly with ACE Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland. These employment agreements specify that these officers (i) are employees of the Swiss parent company, (ii) shall receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other ACE companies) that reflects 10 percent of the total compensation such named executive officer is currently receiving, and (iii) shall work a portion of their time in Switzerland for ACE Limited approximating 10 percent of their annual work calendar. The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than $25,000 in value of Common

Shares under this plan in any calendar year or more than 1,500 in number of Common Shares under any subscription period. Of our NEOs, John J. Lupica participated in the employee stock purchase plan in 2013.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association which allow us to indemnify our directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2013. Because the Compensation Committee made plan-based awards at its February 27, 2014 meeting which it intended as compensation for 2013, we have included those grants in this table along with grants made during 2013.

	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards; Number of Shares of Stock or Units (3)	All Other Option Awards; Number of Securities Underlying Options (4)	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards (5)
Name		Target	Maximum
Evan G. Greenberg	February 27, 2014	66,272	132,544	22,091			$8,550,004
	February 27, 2014				98,181	$96.76	$2,004,856
	February 28, 2013	39,964	79,928	39,964			$6,825,052
	February 28, 2013				143,459	$85.39	$2,609,519

Philip V. Bancroft	February 27, 2014	7,751	15,502	7,751			$1,499,974
	February 27, 2014				17,225	$96.76	$351,735
	February 28, 2013	5,290	10,580	10,740			$1,368,802
	February 28, 2013				17,809	$85.39	$323,946

John W. Keogh	February 27, 2014	18,493	36,986	9,527			$2,711,215
	February 27, 2014				31,134	$96.76	$635,756
	February 28, 2013	8,812	17,624	17,890			$2,280,084
	February 28, 2013				29,665	$85.39	$539,606

John J. Lupica	February 27, 2014	10,561	21,122	10,561			$2,043,765
	February 27, 2014				23,469	$96.76	$479,237
	February 28, 2013	5,362	10,724	10,887			$1,387,502
	February 28, 2013				18,053	$85.39	$328,384

Sean Ringsted	February 27, 2014	5,426	10,852	5,426			$1,050,040
	February 27, 2014				12,057	$96.76	$246,204
	February 28, 2013			11,419			$975,068
	February 28, 2013				12,686	$85.39	$230,758

(1)	The Compensation Committee intended awards granted in February 2013 as compensation for 2012. Therefore, we also disclosed these awards in our 2013 proxy statement. As stated above, the Compensation Committee intended awards granted in February 2014 as compensation for 2013.

(2)	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock and to receive dividends.

(3)	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.

(4)	Stock options vest on the first, second and third anniversary dates of the grant.

(5)	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2013.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Evan G. Greenberg	140,000	—	$44.48	02/23/2015
	108,600	—	$56.40	02/22/2016
	134,000	—	$56.14	02/28/2017
	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	159,820	—	$50.37	02/25/2020
	89,397	44,703	$62.64	02/24/2021
	38,966	77,939	$73.35	02/23/2022
	—	143,459	$85.39	02/28/2023	112,277	$11,624,038	112,273	$11,623,624

Philip V. Bancroft	21,000	—	$44.48	02/23/2015
	15,800	—	$56.40	02/22/2016
	16,700	—	$56.14	02/28/2017
	18,150	—	$60.28	02/27/2018
	24,190	—	$38.51	02/26/2019
	21,710	—	$50.37	02/25/2020
	12,304	6,155	$62.64	02/24/2021
	4,968	9,943	$73.35	02/23/2022
	—	17,809	$85.39	02/28/2023	31,521	$3,263,369	15,521	$1,606,889

John W. Keogh	5,562	—	$54.08	05/01/2016
	13,920	—	$56.14	02/28/2017
	20,740	—	$60.28	02/27/2018
	9,197	—	$38.51	02/26/2019
	31,030	—	$50.37	02/25/2020
	16,628	8,316	$62.64	02/24/2021
	—	7,391	$63.42	08/11/2021
	7,808	15,624	$73.35	02/23/2022
	—	29,665	$85.39	02/28/2023	57,152	$5,916,947	28,500	$2,950,605

John J. Lupica	8,017	—	$56.40	02/22/2016
	9,349	—	$56.14	02/28/2017
	10,630	—	$60.28	02/27/2018
	12,824	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	7,984	3,993	$62.64	02/24/2021
	—	5,913	$63.42	08/11/2021
	3,833	7,670	$73.35	02/23/2022
	—	18,053	$85.39	02/28/2023	36,199	$3,747,682	8,778	$908,786

Sean Ringsted	6,800	—	$56.40	02/22/2016
	8,070	—	$56.14	02/28/2017
	9,850	—	$60.28	02/27/2018
	13,880	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	7,651	3,827	$62.64	02/24/2021
	3,264	6,535	$73.35	02/23/2022
	140	281	$74.20	02/04/2022
	—	12,686	$85.39	02/28/2023	31,601	$3,271,652	—	—

(1)	Based on the closing market price of our Common Shares on December 31, 2013 of $103.53 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (1)
Evan G. Greenberg	2/23/2014	38,968	10,856	10,854
	2/24/2014	44,703	12,452	12,451
	2/25/2014	—	14,840	14,840
	2/28/2014	47,817	9,990	9,990
	2/23/2015	38,971	10,855	10,855
	2/24/2015	—	12,453	12,453
	2/28/2015	47,820	9,992	9,992
	2/23/2016	—	10,857	10,856
	2/28/2016	47,822	9,990	9,990
	2/28/2017	—	9,992	9,992

Philip V. Bancroft	2/23/2014	4,970	2,998	1,476
	2/24/2014	6,155	3,710	1,828
	2/25/2014	—	4,366	2,150
	2/28/2014	5,935	2,684	1,322
	2/23/2015	4,973	2,998	1,475
	2/24/2015	—	3,711	1,826
	2/28/2015	5,936	2,686	1,323
	2/23/2016	—	2,998	1,476
	2/28/2016	5,938	2,684	1,322
	2/28/2017	—	2,686	1,323

John W. Keogh	2/23/2014	7,811	4,710	2,320
	2/24/2014	8,316	5,013	2,469
	2/25/2014	—	6,235	3,070
	2/28/2014	9,887	4,472	2,203
	8/12/2014	—	—	2,360
	2/23/2015	7,813	4,709	2,320
	2/24/2015	—	5,015	2,470
	2/28/2015	9,888	4,473	2,203
	8/11/2015	7,391	8,869	—
	8/12/2015	—	—	2,360
	2/23/2016	—	4,711	2,319
	2/28/2016	9,890	4,472	2,203
	2/28/2017	—	4,473	2,203

John J. Lupica	2/23/2014	3,834	2,312	1,139
	2/24/2014	3,993	3,592	—
	2/25/2014	—	4,095	—
	2/28/2014	6,016	2,721	1,340
	2/23/2015	3,836	2,312	1,139
	2/24/2015	—	3,592	—
	2/28/2015	6,018	2,722	1,341
	8/11/2015	5,913	7,096	—
	2/23/2016	—	2,313	1,138
	2/28/2016	6,019	2,721	1,340
	2/28/2017	—	2,723	1,341

Sean Ringsted	2/23/2014	3,267	2,940
	2/24/2014	3,827	3,442
	2/25/2014	—	4,096
	2/28/2014	4,227	2,853
	4/02/2014	139	127
	2/23/2015	3,268	2,940
	2/24/2015	—	3,444
	2/28/2015	4,229	2,856
	4/02/2015	142	126
	2/23/2016	—	2,940
	2/28/2016	4,230	2,854
	4/02/2016	—	127
	2/28/2017	—	2,856

(1)

The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation

Discussion and Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see note 2 to the Grants of Plan-Based Awards table.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Evan G. Greenberg	180,000	$8,673,772	170,616	$15,363,704
Philip V. Bancroft	30,000	$1,295,848	41,660	$3,680,375
John W. Keogh	—	—	45,388	$4,040,763
John J. Lupica	34,520	$1,677,496	15,762	$1,355,608
Sean Ringsted	18,500	$932,207	23,162	$2,017,088

(1)	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.

(2)	Of these shares acquired on vesting, shares with respect to Mr. Greenberg (53,870 shares), Mr. Bancroft (7,852 shares), Mr. Keogh (12,952 shares) and Mr. Lupica (1,139 shares) were acquired in respect of performance-based restricted stock target awards that vested on May 16, 2013. Each annual installment of the performance-based restricted stock awards granted in February 2009, February 2010, February 2011 and February 2012 vested.

Of these shares acquired on vesting, shares with respect to Mr. Greenberg (62,880 shares), Mr. Bancroft (9,580 shares) and Mr. Keogh (10,930 shares) were acquired in respect of performance-based restricted stock premium awards. In May 2013, target awards granted to NEOs in February 2009 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th percentile.

For information on performance targets and vesting, see “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.”

(3)	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Evan G. Greenberg	$612,500	$730,200	$1,152,422	—	$12,656,962
Philip V. Bancroft	$155,000	$181,200	$986,390	—	$4,525,264
John W. Keogh	$243,500	$286,746	$185,078	—	$3,185,454
John J. Lupica	$182,500	$213,662	$1,155,710	—	$4,933,010
Sean Ringsted	$71,625	$143,250	$15,116	—	$2,649,685

(1)	The amounts shown in this column are also included in the Summary Compensation Table for 2013 in the All Other Compensation column.

(2)	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2013, 2012 and 2011: Evan G. Greenberg ($2,000,400), Philip V. Bancroft ($535,200), John W. Keogh ($752,300) and John J. Lupica ($571,755). For Sean Ringsted, $143,250 was included for 2013.

ACE Limited and ACE INA Holdings Inc. sponsor a total of five nonqualified deferred compensation plans in which the NEOs participate. Four of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. ACE Limited and ACE INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

The fifth nonqualified deferred compensation plan in which an NEO participates is The ACE Bermuda Employee Retirement Plan, which is, from a U.S. tax perspective, a non-qualified retirement plan. The ACE Bermuda Employee Retirement Plan is a broad-based plan in which all ACE Bermuda-based employees who are non-U.S. citizens participate. The plan provides for a matching employer contribution of up to 6 percent of compensation, as well as a noncontributory 6 percent employer contribution. Bermudians participate in the plan over and above their participation in Bermuda’s National Pension Scheme Plan. All assets are held in trust for the employee. Subject to certain exceptions, benefits may be paid upon termination of employment once the participant has attained age 55. Benefits may be paid in a single sum or in the form of periodic distributions over the life expectancy of the participant.

Participants in the ACE Limited Supplemental Plan contributed (until 2009) and ACE USA Supplemental Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the ACE INA Holdings Inc. nonqualified plans.

Finally, in 2011, the ACE Limited nonqualified plans were amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement titled “Potential Payments upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Potential Payments upon Termination or Change in Control

The table set forth below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2013. Following the table we have provided a brief description of such employment arrangements and other compensation programs.

Name	Cash Severance	Medical Continuation (1)	Retirement Plan Continuation (2)	Value of Accelerated & Continued Equity and Performance Awards (3)
Evan G. Greenberg
Separation without cause	$12,900,000	$40,236	—	$22,777,202
Change in control	$19,285,500	$60,355	—	$30,030,112
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$30,030,112

Philip V. Bancroft (4)
Separation without cause	$1,770,000	$32,641	—	$2,635,218
Change in control	$3,540,000	$65,281	—	$5,745,071
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$5,745,071

John W. Keogh
Separation without cause	$2,620,667	$15,764	—	$4,156,295
Change in control	$5,241,333	$31,528	—	$10,513,701
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$10,513,701

John J. Lupica
Separation without cause	$2,023,333	$15,764	—	$1,961,667
Change in control	$4,046,667	$31,528	—	$5,615,875
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$5,615,875

Sean Ringsted
Separation without cause	—	—	—	—
Change in control	—	—	—	$3,863,730
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$3,863,730

(1)	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2013.

(2)	The value of retirement plan continuation benefits is based on employer matching contributions (assuming maximum employee contributions) and employer non-discretionary contributions, in each case, in accordance with the relevant plans as in effect at year-end 2013.

(3)	Based on the closing market price of our Common Shares on December 31, 2013 of $103.53 per share.

The table above does not duplicate aggregate balance amounts disclosed in the section of this proxy statement titled “Executive Compensation—Nonqualified Deferred Compensation,” including amounts that may become payable on an accelerated timeline due to termination of employment or a change in control as described below under “—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Severance Plan

At the present time, Messrs. Greenberg, Bancroft, Keogh and Lupica are the only participants among NEOs in the Severance Plan. Under the Severance Plan, if we terminate a participant’s employment without cause, the participant will receive a lump sum cash payment equal to 200 percent, in the case of the CEO, and 100 percent, in the case of any other participant, of such officer’s current annual base salary and average of the bonuses paid for the prior three years, plus pro rata annual bonus with respect to the year of separation. In addition, if we terminate employment without cause, the Severance Plan provides for:

•	continued vesting of equity-based compensation for two years in the case of the CEO, and one year in the case of any other participant;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 24 months for the CEO and 12 months for any other participant.

In the event of a change in control, all equity-based compensation held by a participant in the Severance Plan will immediately vest, except that the Severance Plan as it applies to each of Mr. Greenberg and Mr. Bancroft was amended in early 2011 so that equity-based compensation granted after May 2011 to Mr. Greenberg and after February 2013 to Mr. Bancroft, respectively, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances: if we terminate his employment without cause, if he terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he terminates employment for any reason in the seventh month after the change in control.

In addition, if we terminate the participant’s employment without cause or if the participant terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, the Severance Plan provides for:

•

a lump sum cash payment equal to 299 percent in the case of CEO, and 200 percent in the case of any other participant, of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years, plus pro rata annual bonus with respect to the year of separation;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 36 months for the CEO and 24 months for any other participant.

All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance Plan occurs when:

•	any person becomes a beneficial owner of 50 percent or more of the voting stock of the Company;

•

the majority of the Board consists of persons other than directors in office on the effective date of the Severance Plan, who we refer to as the Incumbent Directors; provided that any person becoming a director after the effective date of the Severance Plan whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

•	the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

•

the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company. We exclude from this calculation the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company.

A termination by the participant for good reason is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is:

•	a material adverse diminution of the participant’s titles, authority, duties or responsibilities;

•	a reduction in the participant’s base salary or annual bonus opportunity; or

•	a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

Under certain circumstances, the Company is required to reimburse a plan participant for reasonable costs and expenses incurred by the participant in connection with a disputed claim.

If a participant becomes subject to a “golden parachute” excise tax, the Severance Plan provides for the reduction of the aggregate “parachute payment” if such reduction would result in the participant retaining an amount on an after-tax basis that is equal to or greater than the amount that the participant would have received if such excise tax did not apply.

The Severance Plan has been amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through an ACE employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

The ACE Limited Supplemental Retirement Plan is a non-qualified retirement plan for higher-paid employees who are United States citizens or permanent residents. Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that these employees may make or have made on their behalf to the qualified ACE Limited Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed one year of service. The plan provides for distributions following the year the participant has terminated employment and attained age 55. However, for participants employed by an ACE company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age. Effective January 1, 2009, contributions ceased for services performed in 2009 or later. Further, in 2011, the plan was amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

The ACE Limited Elective Deferred Compensation Plan is a deferred compensation plan for employees who are United States citizens or permanent residents that permits them to defer the receipt of a portion of their compensation. The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment. Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments. Participants make the election regarding form and time of payment at the same time that they elect to defer compensation. Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. The plan requires payment to be made to a participant in a lump sum upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan. For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections and regardless of whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election. In addition, a change in control occurs when any of the following events occurs with respect to an ACE company which employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the ACE company:

•

any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•

any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

•

any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later. Further, in 2011, the plan was amended to provide distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

The ACE USA Supplemental Employee Retirement Savings Plan is a non-qualified retirement plan for a select group of employees who are generally higher paid. Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans, the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan. Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed two years of service. The plan does not permit distributions until a participant terminates employment, and the plan generally makes the distribution in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A. The plan makes distributions to a participant after termination of employment, regardless of the age of the participant or reason for termination. ACE makes employer contributions once each year for participants employed on December 31. Beginning in 2009, Bermuda-based employees who are also employed by a United States employer participate in the Plan.

The ACE USA Officers Deferred Compensation Plan is a nonqualified deferred compensation plan for a select group of employees who are generally higher paid that permits them to defer the receipt of a portion of their compensation. The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect to receive distributions at a specified date or at termination of employment. Participants may elect to receive distributions in the form of a lump sum or periodic payments. Participants may elect a different distribution date and form of payment each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments. ACE makes employer contributions once each year for participants employed on December 31.

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, upon termination of employment due to death or disability, all options and awards vest. An NEO is disabled for purposes of accelerating vesting when the NEO is determined to be disabled under the relevant employer-sponsored long-term disability plan. If the NEO is not eligible to participate in an employer-sponsored disability plan, this determination is made by the Compensation Committee applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

Upon a change in control (as defined below) before an NEO has terminated employment, options vest and become immediately exercisable. Restricted stock and restricted stock units likewise immediately vest upon a change in control before termination of employment. However, for each of Mr. Greenberg and Mr. Bancroft, equity-based compensation granted after February 2011 and held by him will vest on his termination before the regularly scheduled vesting dates only in the following circumstances: if we terminate his employment without cause, if he terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he terminates employment for any reason in the seventh month after the change in control.

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•

any person, as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 50 percent or more of the voting stock, as defined below, of ACE;

•

the majority of the Board consists of individuals other than incumbent directors, which term means the members of the Board on the effective date of the change in control; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the incumbent directors shall be considered to be an incumbent director;

•	ACE adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of ACE is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of ACE immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of ACE, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of ACE; or

•

ACE combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of ACE immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company, there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates, as defined below, of such other company in exchange for stock of such other company.

For the purpose of this definition of change in control, an affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified. Voting stock means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation. When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Michael G. Atieh	$132,462	$186,102	$10,000	$328,564
Mary A. Cirillo (3)	$109,035	$159,199	$10,000	$278,234
Michael P. Connors (4)	$129,375	$140,007	$10,000	$279,382
Robert M. Hernandez	$157,462	$173,689	$10,000	$341,151
Peter Menikoff (5)	$109,035	$214,000	$10,000	$333,035
Leo F. Mullin	$107,462	$147,530	$10,000	$264,992
Thomas J. Neff (6)	$121,221	$201,034	$10,000	$332,255
Robert Ripp	$107,462	$178,677	$10,000	$296,139
Eugene B. Shanks, Jr.	$107,462	$140,007	$10,000	$257,469
Theodore E. Shasta	$107,462	$140,007	$10,000	$257,469
Olivier Steimer	$122,462	$144,657	$10,000	$277,119

(1)

This column reflects restricted stock awards and dividends on deferred restricted stock units earned during 2013. The restricted stock awards were granted at the 2013 and 2012 Annual General Meeting, respectively, and vest at the subsequent year Annual General Meeting. The grant date fair value of the restricted stock awards for 2013 are based on the Common Share value of $92.11 and amount to $140,007 for each director. This amount does not include Common Shares received in lieu of cash for annual retainer or committee retainer fees earned, which are described in footnotes three through six to this table. When we pay dividends on our restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend reinvestment for each director is as follows: Mr. Atieh ($46,095), Ms. Cirillo ($19,192), Mr. Hernandez ($33,682), Mr. Menikoff ($73,993), Mr. Mullin ($7,523) Mr. Neff ($61,027), Mr. Ripp ($38,670)) and Mr. Steimer ($4,650). The number of vested stock units and associated dividend reinvestment accruals that each director held at December 31, 2013 was: Mr. Atieh (30,853), Ms. Cirillo (12,847), Mr. Hernandez (22,545), Mr. Menikoff (49,527), Mr. Mullin (5,035), Mr. Neff (40,848), Mr. Ripp (25,884), and Mr. Steimer (3,112).

(2)	Other annual compensation includes our matching contribution program for non-management directors pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year. It also includes personal use of Company aircraft, spousal travel and entertainment and retirement gifts.

(3)	Included in Ms. Cirillo’s fees earned is an annual retainer fee of $90,000 for which she received 977 restricted stock awards, rather than cash, at the election of the director.

(4)	Included in Mr. Connors’ fees earned are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $90,000 for which he received 977 restricted stock awards and a committee chair retainer of $20,000 for which he received 217 restricted stock awards.

(5)	Included in Mr. Menikoff’s fees earned is an annual retainer fee of $90,000 for which he received 977 restricted stock awards, rather than cash, at the election of the director.

(6)	Included in Mr. Neff’s fees earned are the following amounts which were paid in restricted stock, rather than cash, at the election of the director: an annual retainer fee of $90,000 for which he received 977 restricted stock awards and a committee chair retainer of $12,000 for which he received 130 restricted stock awards.

Current non-management director standard compensation is $260,000 per year of service, from May shareholders’ meeting to May shareholders’ meeting. $160,000 of this director fee is in the form of restricted stock awards, based on the fair market value of the Company’s Common Shares at the date of award, and the remaining $100,000 is in cash quarterly. The aggregate fee for May 2012 to May 2013 was $230,000, with $130,000 in the form of restricted stock awards. Committee chairs receive annual committee chair retainers as follows: Audit Committee—$25,000; Compensation Committee—$20,000; Risk & Finance Committee—$15,000 and Nominating & Governance Committee—$12,000.

The Lead Director receives an annual retainer of $50,000, which is in addition to any retainer received as a committee chair. Directors are not paid fees for attending regular Board or committee meetings but, at the discretion of the Chairman of the Board and the Lead Director, we may pay an additional $2,000 fee for each special meeting attended by telephone and $3,000 for each special meeting attended in person. We pay the retainers for committee chairships, Lead Director and special Board meeting fees quarterly in cash.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year.

We have discontinued the practice of granting stock units to directors. We continue to credit dividend equivalents to outstanding stock units which were awarded to directors in prior years as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the above described compensation, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year.

The Company’s Corporate Governance Guidelines specify director equity ownership requirements. ACE awards independent directors’ restricted stock awards. The Company mandates minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. The previously granted restricted stock units, whether or not vested, and restricted stock, whether or not vested, shall be counted toward achieving this minimum. Stock options shall not be counted toward achieving this minimum.

Once a Director has achieved the $600,000 minimum equity ownership, such requirement shall remain satisfied going forward as long as he or she retains the number of shares valued at $600,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent specified above may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of the NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an “audit committee financial expert” within the meaning of the SEC’s rules.

The Audit Committee operates under our Organizational Regulations and a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the Organizational Regulations and charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firms, PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, which we refer to as PwC. In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any communications and complaints it receives. Employees, third-party individuals and organizations are encouraged to report concerns about the Company’s accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: chmnaudit@acegroup.com.

The Board of Directors and the management of the Company are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2013, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 1992. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2013. The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and reviews the interim financial statements. PwC audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K and has issued an unqualified report on the fair presentation of the consolidated financial statements in accordance with US GAAP, and on the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2013. Further, PwC has audited the Swiss statutory financial statements of the Company and has issued an unqualified report that the accounting records and the statutory financial statements comply with Swiss law and the Company’s Articles of Association. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors. The Audit Committee annually reviews PwC’s independence and performance in connection with the Committee’s determination of whether to retain PwC or engage another firm as our independent auditor.

At the four regularly scheduled quarterly meetings, the Audit Committee met with members of management and PwC to review Company matters, including internal and independent audits, loss reserve estimates and developments, current activities of the Risk & Finance Committee, information technology, PwC’s budgeted and actual fees for services, and other financial reporting and accounting, legal compliance and internal policy matters. Also at the quarterly meetings, the Audit Committee met in executive session (that is, without management present) with representatives of PwC and also with the Company’s Chief Auditor, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. At the February 2014 meeting, the annual financial statements, including Management’s Discussion and Analysis in our Annual Report on Form 10-K, were reviewed and discussed with management and PwC. Prior to the February 2014 meeting, the Audit Committee met with the Chief Actuary to review, among other things, the external independent actuaries’ review and their annual independent assessment of the Company’s loss reserves.

In addition to the meetings mentioned above, the Audit Committee held five conference calls to continue discussion of Company matters, including audit committee governance, variable annuity reinsurance and agriculture insurance business. The Audit Committee also met with the financial reporting senior leadership team and the internal audit leadership team to discuss how these teams fulfil their responsibilities and obligations as well as key initiatives, anticipated operational challenges and their methods to achieve efficiencies. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel.

The Audit Committee had four conference calls with management and PwC at which the Company’s quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) were reviewed in advance of their public release. The committee also held one in-person review session in 2013 to focus in-depth on significant accounting matters relevant to the Company and met with members of management. The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards as adopted by the PCAOB (“Communication with Audit Committees”). These discussions included:

•

the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting; methods used to account for significant transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditor;

•

reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO; and

•

disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2013 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K and that such report, together with the audited Swiss statutory financial statements of ACE Limited, be included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2013.

The foregoing report has been approved by all members of the Audit Committee.

Michael G. Atieh, Chairman

Peter Menikoff

Robert Ripp

Theodore E. Shasta

SHAREHOLDER SUBMITTED AGENDA ITEMS FOR 2014 ANNUAL MEETING

How Do I Submit an Additional Agenda Item for Inclusion in Next Year’s Proxy Material?

If you wish to submit an additional agenda item to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 11, 2014 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2014 Annual General Meeting proxy statement and form of proxy.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask an item to be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 11, 2014 may not be eligible for inclusion in the proxy material for the 2015 annual general meeting.

How Do I Submit an Additional Item for the Agenda at an Annual General Meeting?

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more (37,609 shares, as of March 31, 2014), can ask that an item be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

OTHER MATTERS

Our Board of Directors does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

You may request a copy of any of our proxy materials, at no cost, by contacting Investor Relations via telephone or email at:

Telephone—+1 (441) 299-9283; or

E-mail—investorrelations@acegroup.com

You may also contact Investor Relations by mail at:

Investor Relations

ACE Limited

17 Woodbourne Avenue

Hamilton, HM08

Bermuda

EXHIBIT A

REGULATION G—NON-GAAP FINANCIAL MEASURES

In presenting our results for purposes of our compensation determinations, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Operating income or income excluding net realized gains (losses), net of tax, is a common performance measurement for insurance companies and non-GAAP financial measure. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. Operating income or income excluding net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with GAAP. The following table presents the reconciliation of Net income to Operating income:

	Full Year 2013	Full Year 2012
Net income, as reported	$3,758	$2,706
Adjusted net realized gains (losses) (1)	505	78
Net realized gains (losses) related to unconsolidated entities (2)	92	62
Income tax expense on net realized gains (losses)	56	58

Operating income	$3,217	$2,624

(1)	Adjusted net realized gains (losses) includes realized gains and losses associated with fair value changes on our crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. As such, we view changes in the fair value of these derivatives as part of the results of our operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax losses from fair value changes in these derivatives were $1 million for YTD 2013.

(2)	Realized gains (losses) on partially-owned entities, which are investments where we hold more than an insignificant percentage of the investee’s shares. The net income or loss is included in other income (expense).

A-1

Operating return on equity or Operating ROE, calculated using income excluding net realized gains (losses), is an annualized non-GAAP financial measure and is calculated as operating income divided by average shareholders’ equity, as adjusted, for the period. To annualize a quarterly rate, multiply by four. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments. Adjusted shareholders’ equity is shareholders’ equity excluding unrealized gains (losses) on investments, net of tax. We believe this measure is useful as it removes the effect of changing prices on invested assets which is heavily influenced by market conditions. The following table presents the reconciliation of ROE to Operating ROE:

	Full Year 2013	Full Year 2012
Net income	$3,758	$2,706
Operating income	$3,217	$2,624
Equity—beginning of period, as reported	$27,531	$24,332
Less: unrealized gains (losses) on investments, net of deferred tax	2,633	1,715

Equity—beginning of period, as adjusted	$24,898	$22,617

Equity—end of period, as reported	$28,825	$27,531
Less: unrealized gains (losses) on investments, net of deferred tax	1,174	2,633

Equity—end of period, as adjusted	$27,651	$24,898

Average equity, as reported	$28,178	$25,932
Average equity, as adjusted	$26,275	$23,758
Operating ROE	12.2%	11.0%
ROE	13.3%	10.4%

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The following table provides a reconciliation of tangible book value per share:

	December 31 2013	December 31 2012
Shareholders’ equity	$28,825	$27,531
Less: goodwill and other intangible assets	5,404	4,975

Numerator for tangible book value per share	$23,421	$22,556

Shares outstanding	339,793,935	340,321,534

Book value per common share	$84.83	$80.90
Tangible book value per common share	$68.93	$66.28

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs, and administrative expenses from net premiums earned. We use underwriting income to monitor the results of our operations without the impact of certain factors, including investment income, other income and expenses, interest and income tax expense, and net realized gains (losses). P&C underwriting income excludes the Life segment’s underwriting income. Refer to note 15 (Segment Information) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a reconciliation of underwriting income to net income.

A-2

EXHIBIT B

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

MAY 2013

I. Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II. Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

An “affiliated person” of a company is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the company. A person is deemed not to be in control of a company if he or she is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the company and is not an executive officer of the company.

III. Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer[1]

[1]	For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policymaking function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chair or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.	A director is not independent if: (A) the director –is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.[2]

6.	A director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company and/or is, directly or indirectly, a security holder of the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

7.	Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV. Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly

[2]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

The provisions of Section V. become effective upon the earlier to occur of (i) the Company’s first annual general meeting after January 15, 2014 or (ii) October 31, 2014:

V. Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in assessing the independence of directors who are members of the Company’s Compensation Committee, the Board of Directors must consider all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	The source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director, considering whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the Company’s executive compensation; and

2.	Whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, considering whether any affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company places him or her under the direct or indirect control of the Company or its senior management, or creates a direct relationship between the director and members of the Company’s senior management, in each case of a nature that would impair his or her ability to make independent judgments about the Company’s executive compensation.

ACE LIMITED

Bärengasse 32

CH-8001 Zurich, Switzerland

April 3, 2014

INVITATION AND PROXY STATEMENT

FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

ACE Limited

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy by Internet.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 12:00 p.m., Eastern Time, (6:00 p.m. Central European Time) on May 14, 2014.

Vote by Internet • Go to www.investorvote.com/ACE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Annual Meeting Proxy Card

▲ IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▲

ACE LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Homburger AG as independent proxy and hereby authorizes it to represent and to vote, as directed below, all the Common Shares of ACE Limited that the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European Time on May 15, 2014 at the Company’s offices at Bärengasse 32, CH-8001 Zurich, Switzerland. This proxy, when properly executed, will be voted as the undersigned directs herein.	+

If no other instructions are given, the undersigned hereby instructs the independent proxy to vote “FOR” each of Agenda Item Nos. 1-11 (including each subpart thereof). If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no other instructions are given, the undersigned hereby instructs the independent proxy to vote in accordance with the position of the Board of Directors. In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Standard Time) on May 14, 2014.

A	Proposals — The Board of Directors of the Company recommends that you vote your shares “FOR” each of Agenda Item Nos. 1-11 (including each subpart thereof).

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1. Approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2013	☐	☐	☐	2. Allocation of disposable profit	☐	☐	☐	3. Discharge of the Board of Directors	☐	☐	☐

4. Election of the Board of Directors until our next annual general meeting:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
4.1 - John Edwardson	☐	☐	☐	4.2 - Kimberly Ross	☐	☐	☐	4.3 - Robert Scully	☐	☐	☐

4.4 - David Sidwell	☐	☐	☐	4.5 - Evan G. Greenberg	☐	☐	☐	4.6 - Robert M. Hernandez	☐	☐	☐

4.7 - Michael G. Atieh	☐	☐	☐	4.8 - Mary A. Cirillo	☐	☐	☐	4.9 - Michael P. Connors	☐	☐	☐

4.10 - Peter Menikoff	☐	☐	☐	4.11 - Leo F. Mullin	☐	☐	☐	4.12 - Eugene B. Shanks, Jr.	☐	☐	☐

4.13 - Theodore E. Shasta	☐	☐	☐	4.14 - Olivier Steimer	☐	☐	☐

	For	Against	Abstain
5. Election of Evan G. Greenberg as the Chairman of the Board of Directors until our next annual general meeting	☐	☐	☐

* Please see reverse side for additional proposals and required signature

■	+

ADMISSION TICKET

If you choose to attend the ACE Limited Annual General Meeting of shareholders on May 15, 2014 at 2:45 p.m., Central European Time, at the offices of the Company at Bärengasse 32, CH-8001 Zurich, Switzerland, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Standard Time) on May 14, 2014. In addition, you must present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.

You Must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

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Proposals (continued from reverse side)

6. Election of the Compensation Committee of the Board of Directors until our next annual general meeting:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
6.1 - Michael P. Connors	☐	☐	☐	6.2 - Mary A. Cirillo	☐	☐	☐	6.3 - John Edwardson	☐	☐	☐	6.4 - Robert M. Hernandez	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
7. Election of Homburger AG as independent proxy until the conclusion of our next annual general meeting	☐	☐	☐	8.1. Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor until our next annual general meeting	☐	☐	☐

8.2.  Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting for the year ending December 31, 2014

	☐	☐	☐	8.3. Election of BDO AG (Zurich) as special auditing firm until our next annual general meeting	☐	☐	☐

9. Amendment of the Articles of Association relating to authorized share capital for general purposes	☐	☐	☐

10. Approval of the payment of a distribution to   shareholders through reduction of the par value   of our shares, such payment to be made in four   quarterly installments at such times during the   period through our next annual general meeting   as shall be determined by the Board of   Directors

					☐	☐	☐
11. Advisory vote to approve executive compensation	☐	☐	☐

If a new agenda item or a new proposal for an existing agenda item is put before the meeting, I/we hereby authorize and instruct the independent proxy to vote as follows:	In accordance with the position of the Board of Directors	☐	Against new items and proposals	☐	Abstain	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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